UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                                  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies.
	(2)	Aggregate number of securities to which transaction applies.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction.
	(5)	Total fee paid.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid.
	(2)	Form, Schedule or Registration State No.:
	(3)	Filing Party:
	(4)	Date Filed:

77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland, on June 14, 2021 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, all of which will be proposed as ordinary resolutions:

1.	To re-elect Mr. Patrick O’Sullivan as a director;

2.	To re-elect Mr. David Stack as a director;

3.

To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 22 to 57 of the accompanying Proxy Statement; and

4.

To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 10 to 11 of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2020 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2020 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 26, 2021, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement.

Impact of COVID-19

Ireland has published compulsory measures (the “Stay at Home Measures”) to address the spread of the coronavirus (COVID-19). As at the date of publication of this document, the Stay at Home Measures place limitations in Ireland on travel outside of a person’s county of residence (or further than 20 kilometers, if greater) public gatherings and indoor gatherings. The Stay at Home Measures are subject to review by the Irish government on a periodic basis, and while they remain in force, the Company and its shareholders are required to comply with these measures in the holding of the Annual General Meeting. The Board may also adopt measures it considers appropriate to address health and safety concerns, as may the operators of the venue of the Annual General Meeting.

As a public limited company organized under the laws of England and Wales and pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting constitutes a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the two shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock. In the interest of ensuring the health and safety of those attending the Annual General Meeting while complying with meeting requirements, the Company will limit attendance at the Annual General Meeting to two people and will implement social distancing measures at the Annual General Meeting venue.

Accordingly, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement.

Management of the Company will not be in attendance at the Annual General Meeting and will not be making a formal presentation in connection with the Annual General Meeting. Management remain available to shareholders through existing shareholder relations communication channels.

The situation with respect to COVID-19 continues to evolve, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Important Notice of Internet Availability. The accompanying Proxy Statement, Form of Proxy and Annual Report will also be available to the public at http://investor.amarincorp.com.

Sincerely,

/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

May 5, 2021

IN LIGHT OF THE COVID-19 PANDEMIC, WE STRONGLY ENCOURAGE YOU TO PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

PROXY STATEMENT FOR

2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2021

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2021 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland on June 14, 2021 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about May 5, 2021.

Please vote on the resolutions specified in the Notice of Annual General Meeting by appointing a proxy. A form of proxy for use by holders of ordinary shares at the Annual General Meeting is enclosed. Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 14:00 p.m. local time on June 10, 2021. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Okapi Partners to assist us in the distribution and solicitation of proxies for a fee of $16,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Impact of COVID-19

Ireland has published compulsory measures (the “Stay at Home Measures”) to address the spread of the coronavirus (COVID-19). As at the date of publication of this document, the Stay at Home Measures place limitations in Ireland on travel outside of a person’s county of residence (or further than 20 kilometers, if greater), public gatherings and indoor gatherings. The Stay at Home Measures are subject to review by the Irish government on a periodic basis, and while they remain in force, the Company and its shareholders are required to comply with these measures in the holding of the Annual General Meeting. The Board may also adopt measures it considers appropriate to address health and safety concerns, as may the operators of the venue of the Annual General Meeting.

As a public limited company organized under the laws of England and Wales and pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders entitled to vote at the Annual General Meeting constitutes a quorum for the transaction of business at the Annual General

Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the two shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock are present at the meeting or by proxy. In the interest of ensuring the health and safety of those attending the Annual General Meeting while complying with meeting requirements, the Company will limit attendance at the Annual General Meeting to two people and will implement social distancing measures at the Annual General Meeting venue.

Accordingly, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement.

Management of the Company will not be in attendance at the Annual General Meeting and will not be making a formal presentation in connection with the Annual General Meeting. Management remain available to shareholders through existing shareholder relations communication channels.

The situation with respect to COVID-19 continues to evolve, and we are actively monitoring the situation as part of our effort to maintain a healthy and safe environment at the Annual General Meeting. If the arrangements for our Annual General Meeting change materially, we will issue a further communication through a Form 8-K filing with the U.S. Securities and Exchange Commission and on our website at http://investor.amarincorp.com.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on April 26, 2021 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 401,662,407 Ordinary Shares were issued and 394,771,523 were outstanding, of which approximately 394,574,581 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. Consistent with the marketplace rules of the Nasdaq Stock Market, we will seek to ensure that the two shareholders present at the meeting in person or by proxy represent at least one-third of our outstanding shares of voting stock. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card in order to vote on the proposals.

Persons who hold ADSs through a bank, broker or nominee on the Record Date will receive documentation and instructions for voting such ADSs at the Annual General Meeting, including the ADS proxy card, through such organization. The organization holding your account is considered the ADS holder of record. Please reach out to that organization to provide your voting instructions.

ADS holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADSs pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADS holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on June 7, 2021 (the “Instruction Date”).

Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Under U.S. national securities exchange rules, if the beneficial owner does not provide voting instructions, your brokerage firm, bank or other financial institution is only allowed to vote your shares on routine matters, and cannot vote your shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank or other financial institution holding the shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the brokerage firm, bank or financial institution does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote such shares. The appointment of our independent registered public accounting firm (Proposal 4) is the only routine matter being presented at the Annual General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote your shares unless they receive proper instructions to do so from you in a timely manner. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your shares will be voted at the Annual General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement.

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1 and No. 2—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Subject to the foregoing, any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting (although please see restrictions regarding attending the Annual General Meeting in person in light of COVID-19).

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. Due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described in this Proxy Statement. Subject to the foregoing, in years when attendance in person is permitted, beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote in person at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Subject to the foregoing, in years when attendance in person is permitted, record holders of ADSs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1 AND 2

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or other cause in accordance with the Articles.

As described below, the Board has nominated Mr. O’Sullivan and Mr. Stack for re-election at the Annual General Meeting. Each of the nominees has indicated his willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the Nasdaq Global Select Market (“Nasdaq”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. O’Sullivan and Mr. Stack for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. O’Sullivan and Mr. Stack to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
David Stack (2012)	69	Director
Patrick J. O’Sullivan (2011)	79	Director

Directors Continuing in Office:
Jan van Heek (2010)	71	Director
Kristine Peterson (2010)	61	Director
Lars G. Ekman, M.D., Ph.D. (2008)	71	Director
Joseph S. Zakrzewski (2010)	58	Director
John F. Thero (2014)	60	President, Chief Executive Officer, Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

David Stack joined Amarin as a non-executive director in December 2012. Mr. Stack is currently the President and Chief Executive Officer of Pacira Pharmaceuticals, Inc. Mr. Stack was a managing director of MPM Capital from 2005 until 2017 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories from 1981 until 1993, in various positions including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of Pacira Pharmaceuticals, Inc., Chiasma, Inc. and Prognos AI. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. from 2006 to 2010 and BioClinica, Inc. from 1999 to 2010. Mr. Stack holds a B.S. in Pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. The Board believes that Mr. Stack’s qualifications to sit on our Board include his extensive experience with pharmaceutical companies as an executive and director, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations in all stages of development.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and board member of the LEO Pharma companies in Ireland and more than 10 years as a board member of the parent company of the LEO Pharma Group in Denmark. He was also a member of the board of directors of Allergan plc from 2013 to 2018. Since 2007, Mr. O’Sullivan has been a business consultant to the pharmaceutical industry. Mr. O’Sullivan trained as a pharmacist. He earned a Bachelor of Commerce and an M.B.A. from University College in Dublin. The Board believes that Mr. O’Sullivan’s experience from serving as an officer and director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

Directors Continuing in Office

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the Chief Executive Officer and senior management team. Mr. van Heek is currently a board member of Minerva Neurosciences, Inc. and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, she served as Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech sector at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of ImmunoGen, Inc., Paratek Pharmaceuticals, Inc., and Enanta Pharmaceuticals, Inc. and is an advisory board member to Philadelphia Life Sciences. She was previously on the board for EyePoint Pharmaceuticals and the Biotechnology Innovation Organization (BIO). Ms. Peterson has an M.B.A. in Marketing from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful given the recently approved expanded label for Vascepa.

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008 and was named Amarin’s lead independent director in October 2011 and Amarin’s Chairman of the Board effective January 2014. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Investments, Chairman of Afyx Therapeutics (formerly Dermtreat), as well as Chairman of Prothena Biosciences. Dr. Ekman also sits on the board of directors of Ultragenyx Pharmaceutical Inc. and previously Spark Therapeutics from 2015-2019 and InterMune Inc from 2006-2013. From 2010-2020 he served as Chairman of Sophiris Bio Inc. (formerly Protox Therapeutics), and from October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc from January 2001 to December 2007. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

Joseph S. Zakrzewski joined Amarin as a non-executive director in January 2010. From November 2010 to December 2013, Mr. Zakrzewski served as Amarin’s Chief Executive Officer and Chairman of the Board of Directors. From May 2007 to May 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics, and from January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. Beginning in 1988, for over 17 years, Mr. Zakrzewski held multiple executive positions at Eli Lilly and Company in the areas of research development, manufacturing, finance, and business development In addition, Mr. Zakrzewski served as a Venture Partner with Orbimed in 2010 and 2011. Mr. Zakrzewski currently serves on the board of directors of Acceleron Pharma and Sangamo Therapeutics as well as a number of privately held companies. Mr. Zakrzewski earned a B.S. in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University as well as an M.B.A. in Finance from Indiana University. The Board believes that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his former position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies. Mr. Zakrewski’s contribution to the Company in the areas of operations and business development matters has been particularly helpful as the Company continues its current stage of development.

John F. Thero joined Amarin in November 2009. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective January 2014. Prior to his promotion, he was Amarin’s President since November 2010 before which he was Amarin’s Chief Financial Officer. Mr. Thero has more than 30 years of senior financial and operational management experience, including supporting the growth of life science companies for over 20 years. Prior to Amarin, Mr. Thero also served in a variety of roles and has helped manage both the successful commercial growth and the successful sale of companies between 1994 and 2007. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant. He currently serves as a member of the board of directors of Chiasma, Inc. He received a B.A. in Economics from the College of the Holy Cross. In 2019, Mr. Thero was named Ernst & Young LLP Entrepreneur of the Year for Life Sciences. On April 12, 2021, we announced that Mr. Thero plans to retire as our President and Chief Executive Officer and from his role as a director, effective August 1, 2021. The Board believes that Mr. Thero’s experience in management positions at life sciences companies, as well as his experience as Amarin’s President and Chief Executive Officer and, before that, as Amarin’s President and Chief Financial Officer, provide him with the appropriate qualifications and skills to serve as a member of the Board.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2017 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2020 annual general meeting, the Company’s shareholders supported the say-on-pay vote with approximately 80.5% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 22 to 57 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy, including how we align compensation elements with our annual goals and long-term business strategies and objectives, as well as review of incentive compensation, which is intentionally heavily weighted to equity compensation in an effort to align such compensation with investors, and review the Company’s performance against predefined goals.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal year 2020 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2020 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2020 and 2019. Audit fees are for services relating to the years ended December 31, 2020 and 2019 as described in (1) below and all non-audit fees are for services invoiced in 2020 and 2019.

	2020	2019
Audit Fees(1):	$1,600,763	$1,437,507
Audit-Related Fees:	$—	$—
Tax Fees(2):	$22,833	$6,630
All Other Fees:	$—	$—

Total All Fees:	$1,623,596	$1,444,137

(1)

Audit fees for 2020 include fees incurred in connection with the audit of our financial statements as of December 31, 2020, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2020, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.

(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2021. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions will have no effect on the vote outcome. Because brokers and other nominees can exercise their discretionary authority on this matter, there will not be any broker non-votes for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2020, as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2020, prepared in accordance with IFRS (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts are available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com). In addition, hard copies of the Statutory Accounts may be obtained by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, NJ 08807 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by Nasdaq and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Thero, are independent. Mr. Thero is not independent because of his status as the Company’s President and Chief Executive Officer. On April 12, 2021, we announced Mr. Thero’s plans to retire effective August 1, 2021 and our appointment of Karim Mikhail, our Senior Vice President, Commercial Head Europe, to be his successor. As with Mr. Thero, Mr. Mikhail will not be an independent director when he joins the Board in August because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. There have been no material modifications to, or waivers from, the provisions of such code. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website (which is a subsection of the investor relations section of our website) at the following address: https://investor.amarincorp.com/corporate-governance. You may also request a printed copy of the code, without charge, by writing to us at Amarin Pharma, Inc., 440 Route 22, Bridgewater, NJ 08807, Attention: Investor Relations. In addition, should any changes be made to our Code of Business Conduct and Ethics, we intend to disclose within four business days on our website (or in any other medium required by law or Nasdaq): (a) the date and nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any waiver, including an implicit waiver, from a provision of our code of business conduct and ethical responsibility that is granted to one of these specified officers, the name of such person is granted the waiver, and the date of the waiver.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Amarin Corporation plc, 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, Ireland or c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2020 fiscal year, our Board met five times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. Our Board has a standing Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

In light of the COVID-19 restrictions and protocols, the members of our Board did not attend the 2020 Annual General Meeting of Shareholders and, in light of current travel restrictions, are not expected to attend the 2021 Annual General Meeting of Shareholders. Although the Company has no formal policies regarding director attendance at annual general meetings, it generally encourages directors to attend annual general meetings and expects that all members of the Board will attend annual general meetings when conditions permit.

Board Leadership Structure and Risk Oversight

Dr. Lars Ekman is our Chairman of the Board. Dr. Ekman is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is furnished herewith as Appendix A. The Audit Committee met five times during our 2020 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by Nasdaq and the SEC, and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Mr. Zakrzewski and Dr. Ekman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is furnished herewith as Appendix B. The Nominating and Corporate Governance Committee met four times during our 2020 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current Nasdaq independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassess the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses of the Chief Executive Officer and chairman in excess of €10,000 and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is furnished herewith as Appendix C. The Remuneration Committee met six times during our 2020 fiscal year. All members of the Remuneration Committee satisfy the current Nasdaq and SEC independence standards and qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

During the 2020 fiscal year, Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek served as members of the Remuneration Committee. During the last completed fiscal year, no member of the Remuneration Committee was an officer or employee of Amarin and no member of the Remuneration Committee has ever served as an officer of Amarin. None of our executive officers served as a member of the compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function or, in the absence of any such committee, the entire board of directors) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
John F. Thero	60	President and Chief Executive Officer (principal executive officer)
Joseph T. Kennedy	53	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	56	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	50	Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)
Aaron Berg	58	Senior Vice President and Chief Commercial Officer

John F. Thero. Please refer to Proposals No. 1 and No. 2 “Election of Directors” for Mr. Thero’s biography.

Joseph T. Kennedy joined Amarin in December 2011 as Senior Vice President, General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. He was promoted to Executive Vice President, General Counsel and Strategic Initiatives in July 2015 and no longer serves as the Company’s compliance officer for pharmaceutical industry matters as of August 2017. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc. (“Transcept”), where he played a lead role negotiating Transcept’s strategic collaboration with Purdue Pharma, helped obtain U.S. Food and Drug Administration (“FDA”) approval for Transcept’s lead product and had responsibility for all legal and compliance matters affecting Transcept. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. (“Eyetech”). His work at Eyetech included transitioning Eyetech from private to public, legal matters related to Eyetech’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of Eyetech to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc (“Elan”) where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in Elan’s sale of assets that raised over $2.0 billion in a restructuring. Mr. Kennedy was honored by the President of Ireland as one of the inaugural “Irish Life Science 50” which recognized Irish-Americans for contributions to the life science industry, by Financial Times in its recognition of Amarin in 2016 as a standout legal innovator in its North American Most Innovative Lawyers awards and was named as one of the top general counsel in the industry in connection with his selection on the Legal500 GC Powerlist: United States 2019. He also serves as a member of the Business Advisory Board of Fountain Healthcare Partners, a life science venture capital fund. On April 29, 2021, we announced that Mr. Kennedy plans to retire as our Executive Vice President, General Counsel and Strategic Initiatives, effective August 1, 2021.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 25 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Viracta Therapeutics, Inc., formerly known as Sunesis Pharmaceuticals, Inc. (which subsequently merged with and was renamed Viracta Therapeutics, Inc. in February 2021) where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and where he continued to serve on its board of directors until February 2021. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals

where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was Senior Vice President of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Michael W. Kalb joined Amarin in June 2016 as Senior Vice President and Chief Financial Officer. Mr. Kalb served as Group Vice President, Chief Financial Officer and Chief Accounting Officer of Taro Pharmaceutical Industries Ltd. from August 2014 to June 2016. Prior to that, Mr. Kalb was GVP, Interim CFO and CAO from November 2010 to August 2014 and GVP, Chief Financial Officer—U.S. and CAO from May 2010 to November 2010. Mr. Kalb joined Taro in June 2009 as VP, Chief Financial Officer—U.S. He has over 20 years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb served as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a B.S. in Accounting from the University at Albany, State University of New York. Mr. Kalb is a Certified Public Accountant.

Aaron D. Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care and has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018. Since April 2018, Mr. Berg has served as our Senior Vice President and Chief Commercial Officer. Before joining Amarin, he served as President and Chief Executive Officer for Essentialis, Inc. (“Essentialis”), a development stage pharmaceutical company, where he led Essentialis’ work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as Vice President of Marketing and Sales at Kos Pharmaceuticals (“Kos”), where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of Kos by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all such reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2020 were timely filed.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board. Amarin does not have a policy regarding the ability of employees and directors to enter into hedging transactions with respect to Amarin securities, and hedging transactions are generally permitted, subject to the insider trading policy described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Ordinary Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation Discussion and Analysis below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. Unless otherwise noted, the following information is presented as of March 31, 2021.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options, warrants, or other convertible securities that are vested or exercisable within 60 days of March 31, 2021 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s) or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders:
Baker Bros. Advisors LP.(3)	27,991,761	7.09

Current directors and named executive officers:
John F. Thero(4)	7,398,695	1.85
Lars G. Ekman, M.D., Ph.D.(5)	10,431	*
Kristine Peterson(6)	175,626	*
Jan van Heek(7)	145,947	*
Patrick J. O’Sullivan(8)	264,126	*
David Stack(9)	34,658	*
Joseph S. Zakrzewski(10)	498,715	*
Joseph T. Kennedy(11)	508,825	*
Steven B. Ketchum, Ph.D.(12)	516,344	*
Michael W. Kalb(13)	534,464	*
Aaron D. Berg(14)	597,060	*
All current directors and executive officers as a group (11 persons)	10,684,891	2.67

*	Represents beneficial ownership of less than one percent.
(1)	Represents Ordinary Shares, or Shares, held as of March 31, 2021, plus Shares that may be acquired upon exercise of options exercisable within 60 days of March 31, 2021.
(2)

Based on 394,764,841 Ordinary Shares outstanding as of March 31, 2021. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options exercisable and restricted stock units (“RSUs”) which vest within 60 days of March 31, 2021 held by such person and the non-exercise and non-conversion of all outstanding options held by all other persons.

(3)	Based on information provided in a Schedule 13G/A filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker filed with the SEC on February 14, 2020 and in a

Schedule 13F filed with the SEC on February 16, 2021. Consists of (i) 2,362,316 Shares held by 667, L.P. and (ii) 25,629,445 Shares held by Baker Brothers Life Sciences, L.P. (collectively with 667, L.P., the “Baker Funds”). Baker Bros. Advisors LP is the investment advisor to Baker Funds and has sole voting and investment power with respect to the shares held by Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 860 Washington Street, 3rd Floor, New York, NY 10014.
(4)

Includes 3,187,392 Shares directly owned, 4,184,359 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, and 26,944 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2021.

(5)	Includes 10,431 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(6)	Includes 175,626 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(7)	Includes 14,168 Shares directly owned and 131,779 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(8)	Includes 264,126 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(9)

Includes 9,658 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021. Also includes 25,000 held by Three Colleens Investment LLC, a limited liability company jointly owned and managed by Mr. Stack and his spouse, over which Mr. Stack disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes 184,547 Shares directly owned and 314,168 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(11)

Includes 304,192 Shares directly owned, 197,413 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, and 7,220 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2021.

(12)

Includes 440,230 Shares directly owned, 70,002 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, and 6,112 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2021.

(13)

Includes 190,037 Shares directly owned, 338,315 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, and 6,112 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2021.

(14)

Includes 286,565 Shares directly owned, 278,383 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2021, and 32,112 Shares issuable upon the vesting of RSUs within 60 days of March 31, 2021.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to the Ordinary Shares or ADSs, as the case may be, that may be issued under our equity compensation plans, consisting of the 2020 Plan, the 2011 Plan, and the Amarin Corporation plc 2017 Employee Stock Purchase Plan (the “ESPP”)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	24,374,648	(1)	$8.00	(2)	24,102,925	(3)
Equity compensation plans not approved by stockholders	—		—		—

Total	24,374,648	(1)	$8.00	(2)	24,102,925	(3)

(1)	Includes 16,664,260 shares issuable upon the exercise of outstanding options and 7,710,388 shares issuable upon the vesting of restricted stock units.
(2)

Represents the weighted-average exercise price of options outstanding under the 2020 Plan and the 2011 Plan. The weighted-average exercise price does not take into account restricted stock unit awards since such awards have no exercise price.

(3)

As of December 31, 2020, a total of 21,885,366 shares were reserved for issuance pursuant to the 2020 Plan and a total of 2,217,559 shares were reserved for issuance pursuant to the ESPP. No shares were available for grant under our 2011 Plan.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the philosophy, objectives and structure of our fiscal year 2020 executive compensation program. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers, who for the fiscal year ended December 31, 2020, were:

John F. Thero	President and Chief Executive Officer
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	Senior Vice President and Chief Financial Officer, Assistant Secretary
Aaron D. Berg	Senior Vice President and Chief Commercial Officer

2020 Operating Highlights

In 2020, we accomplished major achievements in multiple areas, and we did so despite strong headwinds caused by COVID-19. Our achievements included record revenue of $614.1 million, an increase of approximately 43% compared with 2019; advancement of regulatory review of icosapent ethyl in Europe; advancement of regulatory submissions of icosapent ethyl in Mainland China and Hong Kong; complete repayment of all remaining debt; and retaining key people and Company focus and growth despite COVID-19 and generic competition in the United States. As discussed more fully below, achievement of these objectives was considered by our Remuneration Committee in determining executive compensation for 2020. Key operating highlights from the past year include the following:

•

Revenue Growth: The Company recognized total revenue of $614.1 million in 2020, an increase of 43% over 2019 and a record level for Amarin. Total revenue in 2020 included $607.0 million in net product revenue, an increase of 42% over 2019. The increase in net product revenue was driven primarily by increased volume of Vascepa® (icosapent ethyl) sales to customers in the United States. While there is no other drug which has the same labeled clinical effects as Vascepa, prescription growth of Vascepa in 2020 compared well to the other branded cardiovascular drugs which have reported positive cardiovascular outcome study results in recent years.

•

Expense and Cash Management: The Company, because of the impacts of the COVID-19 pandemic, repeatedly adjusted its commercial spending and promotional initiatives. As a result of such adjustments, despite costs associated with doubling the size of the United States sales force at the start of 2020 to support the launch of Vascepa for cardiovascular risk reduction and despite increased pre-launch spending for Vazkepa in Europe, net income, excluding non-cash stock-based compensation expenses, increased to $27.8 million in 2020 from $8.3 million in 2019 and Amarin ended 2020 with $563.4 million in cash and investments which it believes to be sufficient resources to support its planned launch of Vazkepa in Europe. In March 2020, due to the COVID-19 pandemic and quarantine in the United States, Amarin temporarily suspended in-person promotional activities. In June 2020, Amarin resumed field-based, face-to-face interactions with healthcare providers, to the extent allowed (many providers continued to restrict access beyond June). Through the balance of 2020, Amarin repeatedly adjusted the level of field-based interactions with healthcare providers, including through various national and regional resurgences of COVID-19. To offset restrictions to in-person meetings, Amarin utilized various virtual and digital forms of outreach. Based on reports from IQVIA, many at-risk patients delayed doctors’ visits and blood tests in 2020 limiting the ability for Vascepa to be prescribed by healthcare professionals to these at-risk patients. During timeframes when patients were going to doctor visits the least, we pulled back the most on consumer education and promotion initiatives.

•

Europe Regulatory Advancement: Supported regulatory review of icosapent ethyl for the European Union resulting in a positive opinion from the Committee on Human Medicinal Products and Human Use of the European Medicines Agency at the start of 2020 and European Commission marketing authorization of Vazkepa in March 2020 making Vazkepa the first and only drug approved in the European Union for its cardiovascular risk reduction indication.

•

China Regulatory Advancement: Supported our commercial partner in China, Eddingpharm (Asia) Macao Commercial Offshore Limited (“Edding”), in successfully completing a clinical study of icosapent ethyl in China. And, as submitted, with our support, by Edding in Mainland China, the Chinese National Medical Products Administration has accepted the icosapent ethyl submission for review. Separately, in Hong Kong, the Hong Kong Department of Health is evaluating icosapent ethyl.

•

Third Party Recommendations: Fifteen global organizations or medical societies now recommend icosapent ethyl for cardiovascular risk reduction. Recommendations of this nature are not provided for many therapies and reflect the unprecedented clinical results demonstrated in clinical studies of icosapent ethyl.

•

No Debt: Amarin had no debt at the end of 2020 and has no debt currently, having fully repaid its prior royalty-like debt instrument in the fourth quarter of 2020, which from 2013 through most of 2020 required approximately 10% of net revenue to be paid against this prior obligation.

•

Retained People and Focus: The combination of the challenges caused by the COVID-19 pandemic and entry of generic competition for Vascepa in the United States created considerable uncertainty for the Company and its employees. Through emphasis on the Company’s greater purpose of improving patient care, vision regarding a positive Amarin future, communication, teamwork and an environment which emphasizes integrity and values accomplishment, the Company was able to retain the vast majority of its employees through these difficult times. By retaining this experience and ability, the Company is better positioned to create potential further growth as the impact of COVID-19 recedes. In addition, although the Company created contingency plans to launch an authorized generic in the event that generic competitors elect to make substantial investment in building supply capacity or otherwise secure significant supply capacity which undermines our efforts to grow clinical use of Vascepa in the United States, thus far the Company’s prediction for the level of generic competition has been relatively accurate creating an opportunity for further growth of Vascepa use and revenue in the United States. This potential opportunity would have been foregone had the Company followed the more conventional approach of abandoning branded product promotion when a generic product is introduced. Since the time that generic product was introduced in 2020, managed care coverage of branded Vascepa has overall continued to improve with various payers expressing that the generic version of the product is more expensive to them than the branded product on a net price basis.

Offsetting these operational accomplishments in 2020 were court rulings in favor of generic competition for Vascepa in the United States. These court rulings, described in our Annual Report, had a negative impact on our stock price in 2020. In November 2020, Hikma Pharmaceutical USA Inc. (“Hikma”) launched their generic version of Vascepa on a limited scale, negatively impacting our potential to grow revenue from Vascepa in the United States both by taking a portion of our market share and by creating market confusion. On November 30, 2020 we filed a patent infringement lawsuit against Hikma for making, selling, offering to sell and importing generic icosapent ethyl capsules in and into the United States in a manner that we allege has induced the infringement of patents covering the use of Vascepa to reduce specified cardiovascular risk. On January 25, 2021 we expanded the scope of this patent infringement lawsuit to include a health care insurance provider, Health Net, LLC. We intend to vigorously pursue these ongoing litigation matters, but cannot predict the outcomes or the impact on our business. Geographies outside the United States in which Vascepa is sold and under regulatory review are not subject to the U.S. patent litigation and judgment. No similar litigation involving potential generic versions of Vascepa is pending outside the United States.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals;

•	and align executives’ incentives with the creation of shareholder value.

•

The Remuneration Committee has historically compensated executive officers with three primary compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success

As part of establishing competitive compensation and evaluating performance, the Remuneration Committee takes into account the Company’s plans and the Company’s performance against such plans as well as the Company’s performance with respect to unforeseen opportunities and challenges such as the impact in 2020 of COVID-19.

Chief Executive Officer Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our Chief Executive Officer in a manner that address the two fundamental objectives described above. The compensation discussion below pertains to the 2020 compensation of John F. Thero, our President and Chief Executive Officer. On April 12, 2021, we announced Mr. Thero’s plans to retire effective August 1, 2021 and our appointment of Karim Mikhail, our Senior Vice President, Commercial Head Europe, to be his successor.

Mr. Thero has served as our President and Chief Executive Officer since January 2014. Before that, he served as our President and Chief Financial Officer since November 2010 and before that as our Chief Financial Officer since November 2009. Mr. Thero has over 25 years of executive level experience and, in the view of the Remuneration Committee, a strong record of accomplishment before and during his tenure at the Company, including overcoming significant challenges in many areas, including clinical, regulatory, legal and commercial.

Mr. Thero became Chief Executive Officer in 2014 to stabilize and grow the Company following significant corporate setbacks emanating from a change in position by the FDA regarding requirements for approval of the ANCHOR indication. Since becoming President and Chief Executive Officer, Mr. Thero has played a critical role in selecting, retaining and motivating experienced personnel throughout the Company, repositioning the Company’s commercial strategy and tactics resulting in significant product revenue growth, expanding managed care coverage for Vascepa, entering into multiple strategic transactions, ensuring that the REDUCE-IT cardiovascular outcomes study was successfully completed leading to an expanded FDA-approved cardiovascular risk reduction label for Vascepa, securing market authorization for Vazkepa in Europe, helping put Vascepa on a pathway for potential approval in China before the end of 2021 and otherwise achieving the 2020 operating highlights described above.

For most of his tenure as Chief Executive Officer, Mr. Thero’s cash compensation has been at or below the 50th percentile of the Company’s peer group as approved by the Remuneration Committee. Effective February 2020, Mr. Thero’s base compensation was adjusted to $820,000 per year, which was at the 50th percentile of other Chief Executive Officers in our 2020 peer group.

Mr. Thero’s bonus potential is tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals as his individual goals were deemed to be the corporate goals. For 2020, Mr. Thero’s target cash bonus potential, which was 80% of his base compensation and slightly above the 50th percentile for other Chief Executive Officers in our peer group, was tied to achievement of meaningful and challenging corporate goals established by the Remuneration Committee.

The Remuneration Committee established Mr. Thero’s compensation on the belief that Mr. Thero’s experience, leadership and abilities are important to the Company’s continued success as it seeks to further grow and overcome challenges. The Remuneration Committee believes that Mr. Thero’s total compensation has been strongly aligned with corporate performance and the interests of our shareholders, including consideration of base compensation, target cash bonus potential and equity incentive awards. With regard to incentive cash bonuses, our Remuneration Committee has an established practice of paying no or partial incentive cash bonuses when the pre-defined corporate goals are not achieved or achieved only in part. For 2020, Mr. Thero was awarded 84% of his bonus target based on 84% achievement of pre-defined corporate goals.

Intentionally, a substantial portion of Mr. Thero’s compensation has been in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Thero’s interests with those of our shareholders. The equity incentive awards are made in the form of stock options and restricted stock units, all subject to vesting requirements, that generally target the 50th percentile of the Company’s peer group, with some performance-based awards targeted at the 75th percentile of the Company’s peer group. These equity incentive awards are subject to both time-based and performance-based vesting criteria.

Time-based stock options generally vest over a four-year period. The stock options realize value only if our stock price increases after the date of grant. Performance-based restricted stock units generally vest only if certain pre-defined performance criteria are achieved (e.g., commercial, clinical or regulatory milestones). Certain of the performance-based restricted stock units also include an additional time-based vesting schedule if and only if those performance milestones are achieved. Time-based restricted stock units generally vest over a three- or four-year period. The restricted stock units realize more value the better our stock price performs.

As noted in the graph below, approximately 92% of Mr. Thero’s 2020 total compensation as reported in the Summary Compensation Table below relates to stock options and restricted stock units and 53% of his total target compensation is performance-based and/or at risk, in either the form of equity awards or incentive bonus:

The above compensation summary is not probability-weighted regarding the likelihood of performance-based milestone achievement. Furthermore, with the Black-Scholes option-pricing model discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The value of the Company’s shares in this analysis is from 2020 and has not been updated to current levels. For example, the value used in the Black-Scholes option-pricing model for stock options granted to Mr. Thero in 2020 is based on the then current market price of the Company’s shares, which was $18.39 per share, and if stock options were granted today at that same exercise price the Black-Scholes option-pricing model value for such stock options would be considerably lower than is reflected in the chart above. The realized value of the long-term equity awards granted to Mr. Thero in the future could be considerably more or less than these historical-based estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

In January 2020, Mr. Thero was granted performance-based restricted stock units for the equivalent of 490,200 of the Company’s shares vesting upon the Company achieving net revenue of $1.25 billion (50% vesting) and $1.50 billion (100% vesting).

In light of the Company’s performance since Mr. Thero became Chief Executive Officer in January 2014, the Company’s overall stock price performance during his tenure as Chief Executive Officer, and his compensation during that same time periods, the Remuneration Committee believes that the amount and nature of Mr. Thero’s compensation in 2020 were established at levels which strongly aligned with corporate performance and the interests of our shareholders.

Five Year Comparative Stock Performance

The following performance graph and related information shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The following graph compares the cumulative 5-year return provided to stockholders of Amarin’s ADSs relative to the cumulative total returns of the NASDAQ Composite Index and the NASDAQ Biotechnology Index. We believe these indices are the most appropriate indices against which the total shareholder return of Amarin should be measured. The NASDAQ Biotechnology Index has been selected because it is an index of U.S. quoted biotechnology and pharmaceutical companies. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our ADSs and in each of the indices on January 1, 2016 and its relative performance is tracked through December 31, 2020.

Included in this 5-year time period is the substantial positive impact on the price of Amarin’s ADSs in 2018 following presentation and publication of positive REDUCE-IT results and, in late 2019, following approval by the FDA of a new indication and label expansion for VASCEPA to reduce cardiovascular risk. Also included during this 5-year period is the substantial negative impact on the price of Amarin’s ADSs in 2020 following the loss of the Company’s patent litigation and subsequent appeal. During this entire 5-year time period, cumulative total return for Amarin’s ADSs approximated or exceeded both the NASDAQ Composite Index and NASDAQ Biotechnology Index.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to work towards long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and Code of Business Conduct and Ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Radford, part of the Rewards Solutions practice of Aon Plc (“Radford”), as independent external compensation consultants. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Radford pursuant to Nasdaq and SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with Nasdaq listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee believes that the most relevant period of time to assess the performance of the Company’s Chief Executive Officer is the period over which he has held this position, which commenced in January 2014, during which period of time the Company’s stock price significantly outperformed or approximated both its peer group and the NASDAQ Biotechnology Index as a whole. The Remuneration Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our 2020 Annual General Meeting of Shareholders, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2020 proxy statement by 80.5% of the votes cast at the meeting (and shareholder support on the compensation of our named executive officers from 2018 through 2020 has averaged 91.2%). These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Shareholder Outreach Program

We make a point of annually engaging with our shareholders to solicit feedback on our executive compensation program. From time to time, we meet with our institutional shareholders to obtain their feedback and views on matters relating to our Company, including our executive compensation program. Based on the feedback received from this type of engagement, we relied more heavily on performance-based equity compensation in the past few years and may adjust our compensation arrangements based on future feedback. For example, in 2017 and early 2018, executive officers of the Company were granted performance-based restricted stock units which are earned only if the Company’s REDUCE-IT cardiovascular outcomes study was deemed to be successful and only if product revenue reaches pre-defined annual milestone levels ranging from $300 million to $500 million and then vest only if the recipient remains with the Company for an extended period of time following completion of the REDUCE-IT study, subject to acceleration in the event of a change in control transaction. Likewise, in 2019, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only if the Company’s aggregate revenue reaches a pre-defined annual milestone level of $1.0 billion, subject to acceleration in the event of a change in control transaction. In 2020, certain executive officers and other senior management of the Company were granted performance-based restricted stock units which are earned only if the Company’s aggregate revenue reaches pre-defined annual milestone levels of $1.25 billion (in which case 50% of the award will vest) or $1.50 billion (in which case 100% of the award will vest) while others in senior management were granted performance-based restricted stock units, prior to Vazkepa approval in Europe and prior to securing market access in Europe, based on rapidly achieving net revenue levels in Europe of at least $125 million (in which cash 50% of the award will vest) or $250 million (in which case 100% of the award will vest), each subject to acceleration in the event of a change in control transaction. We will continue to engage with shareholders and believe that our shareholders will continue to support our core compensation principles and our executive compensation program.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies referenced in determining compensation actions with respect to 2020 fiscal year compensation were selected by the Remuneration Committee with the support of Radford, which, beginning in 2011, has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2020 compensation evaluation were selected prior to the start of 2020 in consultation with Radford on the basis of their similarity to us in terms of competition for talent, their status as a commercial or near-commercial stage company, revenue level and other financial attributes, phase of products in development, research and development expenditures, employee number, and market capitalization. Radford also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 17 publicly-traded peer companies for use in evaluating compensation actions in the 2020 fiscal year:

Akcea Therapeutics*	Horizon Therapeutics	Pacira Biosciences*
Alkermes	Intercept Pharmaceuticals*	PTC Therapeutics*
Alnylam Pharmaceuticals*	Ionis Pharmaceuticals*	Repligen Corporation*
BioMarin Pharmaceuticals	Ironwood Pharmaceuticals*	Seattle Genetics
Exelixis	Jazz Pharmaceuticals	Supernus Pharmaceuticals*
Halozyme Therapeutics*	Neurocrine Biosciences

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2020 compensation decisions, the Radford survey group included publicly traded biopharmaceutical companies with between 300 and 3,000 employees, annual revenue between $150 million and $1.2 billion, and market value between $2.0 billion and $18.0 billion. Sixteen of the 17 companies in our named peer group participated in this market survey. For benchmarking purposes, Radford then developed a competitive market composite of which 50% is based on proxy data from the named peer group and 50% is based on a market survey composite. Radford then assessed the Company’s 2020 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, the Company’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies annually to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

For purposes of compensation for 2021, the Remuneration Committee, with the advice of Radford, examined our 2020 peer group in light of our competitive positioning in 2020, the stage of our commercialization efforts, changes in our market capitalization, and changes in the size and status of comparative companies. With reference to these and other key business metrics, the Remuneration Committee approved the following 17 companies as our 2021 peer group for purposes of evaluating compensation actions for 2021:

ACADIA Therapeutics	Halozyme Therapeutics*	Pacira Biosciences*
Akcea Therapeutics*	Intercept Pharmaceuticals*	PTC Therapeutics*
Akebia Therapeutics	Ionis Pharmaceuticals*	Repligen Corporation*
Alkermes*	Ironwood Pharmaceuticals*	Supernus Pharmaceuticals*
Emergent BioSolutions	Jazz Pharmaceuticals*	United Therapeutics
Exelixis*	Neurocrine Biosciences*

*	Included in prior-year peer group.

Implementation of Objectives

In fiscal year 2020, our executive compensation program consisted of the following forms of compensation, each of which is described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Equity Compensation (subject to time and/or performance vesting)

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. Our Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity;

•	level of the executive’s compensation in the form of equity incentive awards; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for 2020

In January 2020, the Remuneration Committee approved salary increases for the named executive officers as set forth below. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group.

In the case of Mr. Thero, a salary of $820,000, effective February 1, 2020, was approved. This base salary is at the 50th percentile for Chief Executive Officers within our peer group. In the case of Mr. Kennedy, a salary of $530,000, effective February 1, 2020, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kennedy’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts, several litigation matters and continued advancement of the Company’s global intellectual property estate. In the case of Dr. Ketchum, a salary of $530,000, effective February 1, 2020, was approved. This base salary was slightly higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Dr. Ketchum’s significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing clinical and regulatory efforts. In the case of Mr. Kalb, a salary of $460,000, effective February 1, 2020, was approved. This base salary was targeted at the 50th percentile for officers in similar position within our peer group. In the case of Mr. Berg, a salary of $460,000, effective February 1, 2020, was approved. This base salary was targeted at the 50th percentile for officers of similar position within our peer group.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as, for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (“MICP”), under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated on a formulaic basis based upon achievement of pre-determined performance goals. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal year 2020, the target bonus potential for our management employees as a percentage of base salary ranged from 80% for our President and Chief Executive Officer, 50% for our Executive Vice President, 40-50% for our Senior Vice Presidents, 30-35% for our Vice Presidents, and 15-25% for our Directors and Managers. All of the bonus potential for our President and Chief Executive Officer was tied to the 2020 corporate goals.

Fiscal Year 2020 Annual Bonus Incentive

Upon completion of fiscal year 2020, the Remuneration Committee assessed the Company and our executive officer’s overall performance against the achievement of corporate and individual performance goals established for 2020.

In accordance with our customary practice, the Board approved the 2020 corporate goals in December 2019; that is, prior to the start of 2020 and prior to the recognizable onset of the unanticipated COVID-19 pandemic and the negative outcome of the Company’s ANDA litigation and related entry of a generic version of icosapent ethyl in the U.S. market.

In March 2020, the impact of the COVID-19 pandemic resulted in the Company, consistent with many other companies in the industry, suspending field-based promotion of Vascepa in the United States. In May 2020, as the impact of the COVID-19 pandemic on the Company’s commercial operations in 2020 became more apparent and it became impossible to accurately to predict the extent to which and when the Company’s field force would be able to return to the field and making it impossible to predict the extent and duration to such at-risk patients would avoid seeking medical care for non-urgent matters, the Board instructed management to recommend adjustments to the Company’s 2020 operating plan, including, among others, adjustments to the commercial plan and operating budget. In connection with this decision, the Board noted that corresponding adjustments should be made to the 2020 corporate goals and instructed the Remuneration Committee to recommend appropriate adjustments so as to ensure alignment of executive performance with the revised operating plan. It was noted that COVID-19 was not caused by management and could not have been predicted by management in preparing the 2020 operating plan and budget. In July 2020, the Board approved a revised 2020 operating plan with adjusted target operational spending levels, including reduction in the amount the Company would target to spend in 2020 to support supply capacity expansion. As part of this updated plan, it was recognized that revenue levels for 2020 could not yet be accurately predicted due to the impact of COVID-19. As a substitute, evaluation of 2020 commercial growth in the United States for performance measurement purposes became Vascepa prescription growth compared to an index of prescription growth of other drugs which had successfully completed outcome studies in recent years (the “CVOT index”) with the view that these other drugs would also be working to overcome the impact of COVID-19 with an objective to have Vascepa prescriptions growth be at least 9% to 17% faster than the index of prescription growth of the peer drugs. Upon recommendation of the Remuneration Committee, revised 2020 corporate goals, specifically a revised target annual revenue goal and revised target supply goal, which are set forth below.

In making this determination, the Board and the Remuneration Committee noted that the Company’s compensation program is designed to focus on realistic corporate and individual performance goals and align those goals to the Company’s actual operating and strategic objectives and that, accordingly, and in light of the adjustments made to the Company’s 2020 operating plan, the adjustments made to the 2020 corporate goals were necessary and appropriate to achieve the goals of the Company’s compensation program. Advice from the Company’s independent compensation consultants was considered as part of this evaluation.

Set forth below are the corporate goals, as amended, that were approved by the Remuneration Committee in assessing overall performance for the 2020 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2020 Corporate Goals

Commercial (40%): These goals established target performance for the Company regarding the commercialization of Vascepa. The specific goals were as follows:

•	Revenues: Increase 2020 net revenue faster than “CVOT index”, as defined with target of 9% to 17% excess growth rate (80%)

•

Compliance: Favorable year-end report to BOD on adherence to and compliance with corporate compliance program and no lost claim due to untruthful or misleading statements to healthcare professionals (20%)

International Partners (10%): These goals established target performance for the Company regarding international distribution and business development transactions. The specific goals were as follows:

•	Europe: Reach agreement acceptable to Board (or determine a suitable alternative) for Vascepa commercialization partner (70%)

•	China: Support Eddingpharm in completion (30%)

Regulatory, Research & Development & Medical (15%): These goals established target performance for the Company regarding regulatory and clinical development matters and medical education. The specific goals were as follows:

•	Europe: Secure approval of marketing authorization application (MAA) for cardiovascular (CV) risk reduction or remain on track for such approval by early ’21 (50%)

•

Medical guidelines: Ensure that Vascepa (IPE) is presented at major medical congresses as recommended for labeled use and that the REDUCE-IT results are referenced as not generalizable to other products (25%)

•	Future development: Create plan acceptable to Board for new product development beyond Vascepa/REDUCE-IT (25%)

Supply (15%): These goals established target performance for the Company regarding the commercial and clinical supply. The specific goals were as follows:

•

Quality: Ensure product quality and uninterrupted supplies that meet commercial and research demands by supporting first cycle approval of KD Pharma as a new API supplier and other agreed supplemental submissions (34%)

•	Supply Price: Purchase API at an average price consistent with operating plan* (33%)

•

Suppliers: Ensure adequate qualified supply to meet 2020 demand and to exit 2020 with capacity on-line (or schedule to be on-line) to meet or exceed 150% of base case revenue scenarios for 2021 and 120% for 2022 as determined for 2021 operating plan* (33%)

Financial (20%): This goal established target performance for the Company regarding the operational finance performance. The specific goal was as follows:

•	Cash Outflow from Operations: Ensure gross cash outflow is not greater than operating plan*

Pre-Specified “Stretch” Goals:

Stretch goals included the potential achievement of an opportunistic transaction related to intellectual property and/or business development activities not specifically anticipated in the Company’s operating plan for 2020.

*

The above-described metrics tied to the 2020 operating plan include highly sensitive data including international expansion projections, inventory purchase requirements, and support for supplier capacity expansion. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows: (i) that the commercial revenue goal was achieved at the 50% level and the commercial compliance goal was achieved at the 100% level, resulting in a weighted score of 24% for this component of the corporate goals; (ii) that each of the international partners goals was achieved at the 100% level, resulting in a weighted score of 10% for this component of the corporate goals; (iii) that each of the regulatory, research & development and medical goals was achieved at the 100% level, resulting in a combined weighted score of 15% for this component of the corporate goals; (iv) that each of the supply goals was achieved at the 100% level, resulting in a combined weighted score of 15% for this component of the corporate goals; and (v) the financial goal was achieved at the 100% level, resulting in a weighted score of 20% for this component of the corporate goals. In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 84% level. The Remuneration Committee determined that no pre-defined stretch goal was achieved.

Individual Performance-Based Cash Bonus Awards

John F. Thero, President and Chief Executive Officer (principal executive officer)

The Remuneration Committee calculated Mr. Thero’s 2020 MICP bonus to be $551,040 in connection with, and based entirely on, the Company’s achievement of base corporate goals as described above (84% level).

Joseph T. Kennedy, Executive Vice President, General Counsel and Strategic Initiatives, Secretary

For Mr. Kennedy, individual performance goals for fiscal year 2020 were focused on the areas outlined below:

Litigation: (30%)

•

Zealously defend Amarin patents in the MARINE and expected REDUCE-IT ANDA litigations, advise on related issues or settle without negative surprise under our control; develop two second opinions from outside counsel on case merits

•	Manage and secure dismissal of class action litigation(s) or, if authorized by the Board, settle

•	Zealously develop and, if authorized, assert Amarin patents to protect Amarin’s competitive interests

Supplement Issues: (15%)

•	Achieve or take further legal steps to help distinguish Vascepa from dietary supplements

SEC Compliance/Investor Relations: (15%)

•	Ensure timely filing of SEC filings and compliance of public disclosures with applicable law

•	Provide timely and constructive advice on investor relations issues while helping to ensure accurate disclosures consistent with industry practice

General Corporate: (10%)

•

Ensure timely, value-adding legal advice to support all Company functions, including business development, finance, regulatory, managed care, sales and marketing, manufacturing, human resources and general corporate matters

•

Oversee legal systems to help manage risks affecting the Company and ensure access to key information as needed, including disaster recovery, document control and long-term staff turnover considerations

•	Advise on legal issues affecting the Company’s tax structure

•

Oversee legal systems to help manage risks affecting the Company and ensure access to key information as needed, including disaster recovery, document control and long-term staff turnover considerations

Pharmaceutical Industry Issues: (10%)

•	Stay abreast of developments on First Amendment issues and, when asked, advise the Company on related settlement matters

Intellectual Property: (10%)

•	Obtain and defend robust patent coverage for Company products consistent with the Company’s plan and create appropriate documentation to protect IP before such findings are made public

Government Affairs: (10%)

•	Continue evolution of the comprehensive plan to support Company interests through government affairs efforts (e.g., government funding for REDUCE-IT awareness, legislative monitoring and comment)

Under the Company’s MICP, 75% of Mr. Kennedy’s bonus for 2020 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2020 corporate goals at the 84% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee determined that Mr. Kennedy had achieved his individual goals at the 95% level, having fully achieved all of the above-described individual performance goals with the exception of the class action litigation goal, which was deemed achieved at the 50% level.

The Remuneration Committee thus calculated Mr. Kennedy’s 2020 MICP bonus to be $229,888, or 87% of his target bonus amount. The calculation was based on 75% weight given to the 84% achievement of 2020 corporate goals and 25% weight given to the 95% achievement of Mr. Kennedy’s individual goals.

Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President and Chief Scientific Officer

For Dr. Ketchum, individual performance goals for fiscal year 2020 were focused on the areas outlined below:

REDUCE-IT U.S. Launch and EU Marketing Authorization Application: (45%)

•	Secure Office of Prescription Drug Promotion (OPDP) approval of branded promotion and launch in U.S., including television

•	Secure first-cycle approval of MAA for cardiovascular risk reduction (“CVRR”) or remain on track for such approval by early 2021

•	Maximize data flow for REDUCE-IT, including completion of planned additional analysis and publications

Vascepa Product Quality, Expansion and Life Cycle Management: (15%)

•	Ensure product quality and uninterrupted supplies that meet commercial demands and research needs, including support of supplier capacity expansion and drug product batch size expansion

•	Support existing ex-U.S. partnerships in Canada, China and MENA and future potential partnering activities in other regions of the world as per 2020 operating plan*

Future Vascepa Development Strategy and Life Cycle Management: (40%)

•	Create recommendations and plan for next stage research & development opportunities for Board presentation and approval and implement Board approved actions

•	Advance development of product candidate in-licensed from Mochida as per 2020 operating plan*

•	Conduct ≥15 confidential evaluations of potential in-licensing opportunities to support Business Development stretch goal of in-licensing an asset

*

The above-described metrics tied to the 2020 operating plan include highly sensitive data including international expansion projections, research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2020 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2020 corporate goals based at the 84% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had achieved his individual goals at the 88% level, having fully achieved each of the above-described individual performance goals with the exception of the next-stage research & development opportunities goal, which was deemed achieved at the 50% level.

The Remuneration Committee calculated Dr. Ketchum’s 2020 MICP bonus to be $225,250, or 85% of his target bonus amount. The calculation was based on 75% weight given to the 84% achievement of 2020 corporate goals and 25% weight given to the 88% achievement of Dr. Ketchum’s individual goals.

Michael W. Kalb, Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)

For Mr. Kalb, individual performance goals for fiscal year 2020 were focused on the areas outlined below as:

Business Financial Management: (30%)

•

Cash outflow from operations: Ensure gross cash outflow is not greater than 2020 operating plan* (except if supported by higher than operating plan revenues or earlier than operating plan label expansion)

•

Manage cash balance and net operating cash flow such that it is equal to or greater than 2020 operating plan*: create and implement quarterly internal risk/return analysis in compliance with investment policy and share with the Chief Executive Officer and improve cash inflow/outflow analysis with quarterly explanations of any major 2020 operating plan* variances leading to improved cash forecasting to the satisfaction of the Chief Executive Officer

•

Goal accountability corporate-wide: In connection with internal quarterly business review, review and evaluate functional goals and provide summary to the Chief Executive Officer and Vice President, Human Resources and work closely with functional managers to update/create goals as needed while minimizing the need for Chief Executive Officer involvement in such functional and individual goal creation Company-wide

Financial Reporting and Expense Control: (10%)

•	Maintain operational expenses for Finance/Accounting and IR which do not exceed 2020 operating plan*

•	Quarterly close process to achieve auditor sign-off on 10-Q by calendar day 31 post quarter end for each quarter,resulting in completion of 10-Q by 31st calendar day following quarter-end

•	Ensure no material control weaknesses from 2020 compliance testing or from 2019 compliance testing completed in 2020

Strategic & Tax Matters: (15%)

•

Financing: In the event of an acquisition or other strategic project needing financing, ensure that financing options are clearly understood in advance, including comprehensive quarterly report to the Chief Executive Officer, and promptly implement/execute as needed to achieve business development goals

•	Tax: Update and implement reasonable strategy to ensure tax loss carryforwards are preserved and can be maintained under a range of potential standalone and strategic scenarios

Commercial & Business Development Support: (35%)

•

Support commercial operations: achieve operating plan revenues* with operating plan gross margin* levels or better, including creation of interactive model to more proactively assess pricing and rebate decisions to satisfaction of the Chief Executive Officer

•	Business development: support strategic opportunities as needed, including support for evaluation of potential European commercialization partners

Investor Relations: (10%)

•

Benchmarking: create quarterly analysis vs. peers of the Company’s shareholders, analysis coverage, investor conferences, website effectiveness and other relevant metrics and by June 2020 create a strategic analysis of how the Company is different than peers regarding size, organization, automation and tactics of IR group with respect to institutional and retail holders and identify improvements needed and address such needs by year-end

•

Website: within 24 hours of each quarterly financial report and each press release implement all updates needed to the corporate website and, separately, create and implement by May 2020 an improved website addressing needs of HR, IR, PR, Marketing and other functions

•	Prepare an environmental and social governance program and present to the Chief Executive Officer and General Counsel by August 2020 for evaluation/consideration and implement as per approval

*

The above-described metrics tied to the 2020 operating plan include highly sensitive data including international expansion projections, research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Mr. Kalb’s bonus for 2020 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2020 corporate goals based at the 84% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Kalb had achieved 81% of his individual goals, having fully achieved each of the above-described individual performance goals with the exception of the Company-wide accountability goal, which was deemed achieved at the 50% level, the support commercial operations goal, which was deemed achieved at the 50% level, and the investor relations goals, for which the website goal was deemed achieved at the 50% level.

The Remuneration Committee calculated Mr. Kalb’s 2020 MICP bonus to be $191,475, or 83.25% of his target bonus amount. The calculation was based on 75% weight given to the 84% achievement of 2020 corporate goals and 25% weight given to the 81% achievement of Mr. Kalb’s individual goals.

Aaron D. Berg, Senior Vice President and Chief Commercial Officer

For Mr. Berg, individual performance goals for fiscal year 2020 were focused on the areas outlined below as:

Revenue: (60%)

•	Revenues: Increase 2020 net revenue faster than “CVOT index”, as defined with target of 9% to 17% excess growth rate

Compliance and Cost Management: (10%)

•	Ensure zero lost claims due to untruthful or misleading statements to healthcare professionals

•	Expenses: Not more than 2020 operating plan* in aggregate for Sales, Marketing and Managed Markets

Sales and Sales Management: (10%)

•	Increase sales professionals cost-effective productivity as per 2020 operation plan*

•	Increase sales reach and productivity of target as per 2020 operating plan*

•	Turnover: Sales force turnover to <15% for 2020; including <15% for Regional Business Managers while continuing to effectively manage low performers

Marketing: (10%)

•	Increase rate of target physicians writing Vascepa prescriptions as per 2020 operating plan*

•	Increase awareness in target health care professionals to 75% among our targeted physician audience

•

Successfully execute two direct to consumer campaigns, (i) unbranded immediately upon label approval to increase the awareness of cardiovascular risk beyond statins and (ii) branded to increase Vascepa consumer awareness as per 2020 operating plan*

Managed Markets: (10%)

•	Maintain >70% unrestricted access (commercial and Medicare Part D weighted average) for 2020

•	Secure >50% commercial unrestricted coverage for start of 2021

•	Secure >90% Medicare Part D unrestricted coverage for start of 2021

•	Increase share of Medicare Part D lives with Vascepa in Preferred tier by an absolute 10% entering 2021 (from 21% to 31%) without increasing rebates to plans by more than 5%

•	For remaining large payers with restrictions, achieve 2020 operating plan objectives*, including clinical presentations based on new cardiovascular label and improved coverage

•	Rebates: Achieve projected weighted average heading into 2021 as per 2020 operating plan*

•	Distribution service agreement fees: Exit 2020 with weighted average wholesaler fees as per 2020 operating plan*

*

The above-described metrics tied to the 2020 operating plan include highly sensitive data including cash flows, expense targets, international expansion projections, inventory purchase requirements, and support for supplier capacity expansion. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels was designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Mr. Berg’s bonus for 2020 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2020 corporate goals at the 84% level as described above. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Berg had achieved 66% of his individual goals, having fully achieved all the above-described individual performance goals with the exception of the revenue goal which was deemed to have been achieved at the 50% level and the increased prescriptions and direct to consumer campaign marketing goals each of which were deemed to have been achieved at the 50% level. Notwithstanding the foregoing, the Remuneration Committee exercised its discretion to deem that Mr. Berg had achieved his individual goals at the 80% level, in light of his overall contributions to the Company during a challenging 2020, including significant contributions to onboarding the new Europe commercial team.

The Remuneration Committee calculated Mr. Berg’s 2020 MICP bonus to be $190,900, or 83% of his target bonus amount. The calculation was based on 75% weight given to the 84% achievement of 2020 corporate goals and 25% weight given to the 80% achievement of Mr. Berg’s individual goals.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved.

No special incentive bonuses were awarded for 2020 performance.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an important component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options, restricted stock units and performance-based restricted stock units. The Remuneration Committee grants stock options and restricted stock units (both time-based and performance-based) to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our Ordinary Shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Historical Equity Awards Well Below Peer Burn and Overhang Levels. Although we believe that equity awards align the objectives of management with those of our shareholders, we have been thoughtful in how frequently equity awards are awarded and in what amounts. Our fiscal year 2020 equity burn rate (defined as total equity awards granted divided by the weighted-average total ordinary shares outstanding, basic method) trails the market 25th percentile when compared to our peer companies. Similarly, our issued overhang (defined as total equity awards outstanding divided by total ordinary shares outstanding, basic method) and our total overhang (defined as total equity awards outstanding plus shares available for future grant divided by total ordinary shares outstanding, basic method) trail the market 25th percentile when compared to our peer companies.

Equity Grants Awarded in Fiscal Year 2020

In considering annual equity awards for our executive officers in 2020, our Remuneration Committee aimed to grant equity that generally targets the 50th percentile of the Company’s peer group, with some performance-based awards targeted at the 75th percentile of the Company’s peer group. Equity awards in 2020 were comprised of a mix of time-based stock options (vesting over a four-year period), time-based restricted stock unit awards (vesting over a three-year period) and performance-based restricted stock unit awards (vesting tied to the achievement of pre-defined performance milestones; specifically the achievement of pre-defined revenue milestones). Equity awards in made in 2020 were granted with a view towards both retaining and incentivizing our executives in future periods.

The grant date fair values of the equity awards granted to executive officers for the 2020 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2020 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under FASB ASC Topic 718 and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. Because the actual value is based on stock performance, the Remuneration Committee believes that the equity awards create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees in the Company on the same terms as such employees.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the IRS, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board of Directors. We recognized $1.7 million of related compensation expense for the 401(k) Plan for the year ended December 31, 2020.

Tax and Accounting Considerations

In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m) and was payable pursuant to a binding written agreement in effect on November 2, 2017 that was not subsequently materially modified. Under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

The Remuneration Committee believes that stockholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but does not necessarily limit compensation to amounts deductible under Section 162(m).

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned (including shares purchased on the open market or acquired upon the exercise of stock options). The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Executive officers have five years from commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement. Furthermore, the majority of the Company’s cash incentive awards have over the years been for matters pertaining to third-party regulatory approvals and other milestone achievements that are objective in nature or otherwise able to be evaluated by the Remuneration Committee without risk of accounting restatement.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2020.

Submitted by the Remuneration Committee of the Board of Directors

David Stack (Chairman)

Jan van Heek

Kristine Peterson

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John F. Thero	2020	810,000	—	11,882,188	4,665,531	551,040	6,912	17,915,671
President and Chief Executive Officer	2019	697,067	—	3,645,607	3,944,907	635,250	6,712	8,929,543
	2018	660,383	—	1,409,800	1,405,914	722,970	6,712	4,205,779

Joseph T. Kennedy	2020	525,975	—	2,396,186	1,283,786	229,888	6,912	4,442,747
Executive Vice President, General Counsel and Strategic Initiatives, Secretary	2019	480,083	60,000	1,487,934	697,694	250,905	6,712	2,983,328
	2018	461,175	—	296,400	294,788	304,251	6,712	1,363,326

Steven B. Ketchum, Ph.D.	2020	525,975	—	2,396,186	1,283,786	225,250	6,912	4,438,109
President of Research and Development, Senior Vice President and Chief Scientific Officer	2019	480,083	—	1,487,934	697,694	350,905	6,712	3,023,328
	2018	461,175	—	296,400	294,788	270,446	6,712	1,329,521

Michael W. Kalb	2020	458,275	—	2,396,186	1,283,786	191,475	6,912	4,336,634
Senior Vice President and Chief Financial Officer, Assistant Secretary	2019	438,058	—	1,487,934	697,694	227,832	6,712	2,858,230
	2018	423,367	—	296,400	294,788	246,152	6,712	1,267,419

Aaron D. Berg	2020	458,275	—	2,396,186	1,283,786	190,900	6,912	4,336,059
Senior Vice President and Chief Commercial Officer	2019	438,058	—	1,487,934	697,694	228,820	6,712	2,859,218

(1)	The amount reported in the “Bonus” column for 2019 consist of a discretionary cash bonus awarded under the MICP for exceptional performance in 2019.
(2)

This column reflects the aggregate grant date fair value of time- and performance-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures related to service-based vesting. For performance-based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted in 2020, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $9,014,778 for Mr. Thero and $1,607,286 for each of Mr. Kennedy, Dr. Ketchum, Mr. Kalb, and Mr. Berg. For the performance-based restricted stock units granted in 2019, the grant date fair value of each such award included in the table assuming the probable outcome of the performance conditions (which is assumed to be the maximum level of achievement) is $843,500 for each of Mr. Kennedy, Dr. Ketchum, Mr. Kalb, and Mr. Berg. For the performance-based restricted stock units granted to Mr. Thero in 2018, as achievement of the performance criteria was deemed not probable on the grant date in accordance with GAAP, the grant date fair value of such award included in the table is $0. The grant date fair value of Mr. Thero’s 2018 performance-based restricted stock units, assuming the maximum level of achievement, is $3,559,900. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.
(3)

This column reflects the aggregate grant date fair value of time-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(4)

This column reflects payments made under the MICP and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.

(5)	The amounts included in this column represent company-paid match of 401(k) contributions and life insurance premiums.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the MICP, are described more fully under “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2020:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John F. Thero	2/3/2020	350,700	(2)	18.39	4,665,531
Joseph T. Kennedy	2/3/2020	96,500	(2)	18.39	1,283,786
Steven B. Ketchum, Ph.D.	2/3/2020	96,500	(2)	18.39	1,283,786
Michael W. Kalb	2/3/2020	96,500	(2)	18.39	1,283,786
Aaron D. Berg	2/3/2020	96,500	(2)	18.39	1,283,786

(1)

This column reflects the aggregate grant date fair value of option awards granted in 2020, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(2)	These options vest quarterly in equal installments over 16 quarters beginning April 30, 2020.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2020:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
John F. Thero	3/2/2020	178,100	(2)	2,867,410
Joseph T. Kennedy	3/2/2020	49,000	(2)	788,900
Steven B. Ketchum, Ph.D.	3/2/2020	49,000	(2)	788,900
Michael W. Kalb	3/2/2020	49,000	(2)	788,900
Aaron D. Berg	3/2/2020	49,000	(2)	788,900

(1)

This column reflects the aggregate grant date fair value of time-based restricted stock unit awards granted in 2020, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(2)	These restricted stock unit awards vest in three equal annual installments on each of February 28, 2021, February 28, 2022 and February 28, 2023.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to performance-based vesting to the named executive officers during fiscal year 2020:

Name		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Target (#)(1)		Grant Date Fair Value of Stock Awards ($)(2)
John F. Thero	2/3/2020	490,200	(3)	9,014,778
Joseph T. Kennedy	2/3/2020	87,400	(3)	1,607,286
Steven B. Ketchum, Ph.D.	2/3/2020	87,400	(3)	1,607,286
Michael W. Kalb	2/3/2020	87,400	(3)	1,607,286
Aaron D. Berg	2/3/2020	87,400	(3)	1,607,286

(1)	There is no threshold for these awards and the target equates to the maximum.
(2)

This column reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 assuming the probable outcome of the performance condition on the grant date, which was assumed to be maximum achievement of such condition.

(3)

This amount represents restricted stock unit awards that vest and are earned only if pre-defined commercial sales milestones are achieved by December 31, 2024. To date, the pre-defined commercial sales milestones has not been achieved and, as a result, none of the restricted stock units have vested.

The following table sets forth certain information regarding grants of non-equity incentive plan-based awards to the named executive officers during fiscal year 2020:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
	Grant Date	Target(1)		Maximum(1)
John F. Thero	—	656,000	(1)	1,968,000	(1)
Joseph T. Kennedy	—	265,000	(1)	662,500	(1)
Steven B. Ketchum, Ph.D.	—	265,000	(1)	662,500	(1)
Michael W. Kalb	—	230,000	(1)	575,000	(1)
Aaron D. Berg	—	230,000	(1)	575,000	(1)

(1)

The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2020 MICP. The amounts in the “Maximum” column represent the amounts that could be earned if all corporate performance, individual performance and pre-defined stretch goals under the 2020 MICP are achieved. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation Discussion and Analysis” section above.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2020 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Thero	750,000	543,279	692,591	11,146,021
Joseph T. Kennedy	—	—	175,850	2,801,136
Steven B. Ketchum, Ph.D.	—	—	153,292	2,455,805
Michael W. Kalb	—	—	153,292	2,455,805
Aaron D. Berg	—	—	153,292	2,158,625

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding stock option awards at December 31, 2020 for our named executive officers:

	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
John F. Thero	83,230	—		8.86	2/1/2022
	52,500	—		8.10	1/2/2023
	558,475	—		2.04	1/8/2024
	293,628	—		1.02	2/2/2025
	600,000	—		2.50	7/6/2025
	400,000	—		2.50	7/6/2025
	363,400	—		2.50	7/6/2025
	550,000	—		1.40	2/1/2026
	538,550	11,450	(1)	2.95	2/1/2027
	406,875	151,125	(2)	3.80	2/1/2028
	132,344	170,156	(3)	16.87	2/1/2029
	65,757	284,943	(4)	18.39	2/3/2030
Joseph T. Kennedy	18,228	—		1.40	2/1/2026
	61,873	3,437	(1)	2.95	2/1/2027
	43,873	31,687	(2)	3.80	2/1/2028
	23,407	30,093	(3)	16.87	2/1/2029
	18,094	78,406	(4)	18.39	2/3/2030
Steven B. Ketchum, Ph.D.	25,389	—		1.02	2/2/2025
	8,332	—		2.50	7/6/2025
	52,938	—		2.50	7/6/2025
	22,500	—		2.50	7/6/2025
	194,000	—		2.50	7/6/2025
	23,436	—		1.40	2/1/2026
	55,919	2,768	(1)	2.95	2/1/2027
	85,313	31,687	(2)	3.80	2/1/2028
	23,407	30,093	(3)	16.87	2/1/2029
	18,094	78,406	(4)	18.39	2/3/2030
Michael W. Kalb	150,000	—		2.19	7/1/2026
	61,231	2,769	(1)	2.95	2/1/2027
	54,313	31,687	(2)	3.80	2/1/2028
	23,407	30,093	(3)	16.87	2/1/2029
	18,094	78,406	(4)	18.39	2/3/2030
Aaron D. Berg	3,906	—		1.02	2/2/2025
	49,998	—		2.50	7/6/2025
	36,458	—		1.40	2/1/2026
	66,502	2,768	(1)	2.95	2/1/2027
	46,315	41,435	(5)	2.80	5/1/2028
	23,407	30,093	(3)	16.87	2/1/2029
	18,094	78,406	(4)	18.39	2/3/2030

(1)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2017.
(2)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2018.
(3)	The shares underlying these stock options vest quarterly over 16 quarters beginning May 15, 2019.
(4)	The shares underlying these stock options vest quarterly over 16 quarters beginning April 30, 2020.
(5)	Twenty-five percent (25%) of the shares underlying this stock option vested on May 1, 2019, and the remaining 75% of the shares underlying this option vest ratably over the next 36 months.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2020, for our named executive officers:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John F. Thero	123,666	(2)	604,727	—		—
	144,066	(3)	704,483	—		—
	178,100	(4)	870,909	—		—
	107,776	(5)	527,025	485,000	(5)	2,371,650
	—		—	490,200	(6)	2,397,078
Joseph T. Kennedy	26,000	(2)	127,140	—		—
	25,466	(3)	124,529	—		—
	49,000	(4)	239,610	—		—
	28,884	(5)	141,243	130,000	(5)	635,700
	—		—	50,000	(6)	244,500
	—		—	87,400	(6)	427,386
Steven B. Ketchum, Ph.D.	26,000	(2)	127,140	—		—
	25,466	(3)	124,529	—		—
	49,000	(4)	239,610	—		—
	24,442	(5)	119,521	110,000	(5)	537,900
	—		—	50,000	(6)	244,500
	—		—	87,400	(6)	427,386
Michael W. Kalb	26,000	(2)	127,140	—		—
	25,466	(3)	124,529	—		—
	49,000	(4)	239,610	—		—
	24,442	(5)	119,521	110,000	(5)	537,900
	—		—	50,000	(6)	244,500
	—		—	87,400	(6)	427,386
Aaron D. Berg	26,000	(7)	127,140	—		—
	25,466	(3)	124,529	—		—
	49,000	(4)	239,610	—		—
	24,442	(5)	119,521	110,000	(5)	537,900
	—		—	50,000	(6)	244,500
	—		—	87,400	(6)	427,386

(1)

The market value of the restricted stock unit awards represents the product of the closing price of Amarin stock as of December 31, 2020, the last trading day of the year, which was $4.89, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.

(2)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2019. Amount unvested at December 31, 2020 represents the third and final vesting tranche.
(3)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2020. Amount unvested at December 31, 2020 represents the remaining two vesting tranches.
(4)	These restricted stock unit awards vest in equal annual installments over three years, commencing February 28, 2021.
(5)

These restricted stock unit awards vest ratably in 36 equal monthly installments, commencing September 30, 2018, but are deferred unless and until, and are subject to the achievement of, certain financial and clinical performance milestones, such that upon the achievement of the clinical milestone together with each individual financial milestone, the shares underlying the restricted stock units awards for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter. As of December 31, 2020, the clinical performance milestone had been achieved and the financial performance milestones related to 50% of the total award were deemed achieved on February 25, 2020 pursuant to reporting of audited net product revenues for 2019 exceeding $400 million, such that this half of the total award has been subject only to time-based vesting as of such achievement date. The financial performance milestone related to the remaining 50% of the total award was deemed achieved on February 25, 2021 pursuant to reporting of audited net product revenues for 2020 exceeding $500 million, such that the total award is now subject to time-based vesting only. To date, the number of restricted stock units that have vested related to the 50% of the award deemed achieved in 2021 is 417,640 for Mr. Thero, 111,950 for Mr. Kennedy, and 94,726 for each of Dr. Ketchum, Mr. Kalb, and Mr. Berg, representing 31 out of the 36 months of vesting. Such fully-achieved awards will continue to vest ratably monthly over the remaining vesting period through August 2021 subject to continued employment.
(6)	These restricted stock unit awards vest upon achievement of certain financial performance goals. To date, the specified criterion has not been achieved.
(7)	These restricted stock unit awards vest in equal annual installments over three years, commencing May 1, 2019. Amount unvested at December 31, 2020 represents the third and final vesting tranche.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2020.

Nonqualified Deferred Compensation

During fiscal year 2020, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the “Executive Compensation Discussion and Analysis”. In addition, these agreements provide for severance payments and benefits upon a termination of employment under certain circumstances (the “Legacy Arrangements”); however, as discussed below, in January 2021, we approved the Executive Severance and Change of Control Plan, pursuant to which our U.S. officers with a title of vice president and higher are eligible for certain severance benefits as participants under the Executive Severance and Change of Control Plan. The benefits provided to our named executive officers during 2020 under the Legacy Arrangements are described below, and the benefits provided to our named executive officers under the Executive Severance and Change of Control Plan are described further below.

John F. Thero

Pursuant to his Legacy Arrangement, in the event that Mr. Thero’s employment were terminated by the Company without cause or he resigned for good reason, he would have been entitled to severance as follows: continuation of base salary for 12 months; continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; and 12 months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Thero’s employment were terminated by the Company without cause or he resigned for good reason, in either case, within 24 months following a change of control, he would have been entitled to severance as follows: continuation of base salary for 18 months; continuation of group health plan benefits for up to 18 months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits would have been subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company, including a release of claims against the Company and related persons and entities.

Joseph T. Kennedy

Pursuant to his Legacy Arrangement, in the event that Mr. Kennedy’s employment were terminated by the Company without cause, he would have been entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; and six months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Kennedy’s employment were terminated by the Company without cause or he resigned for good reason, in either case, within 24 months following a change of control, then he would have been entitled to severance as follows: continuation of base salary for 12 months; continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits would have been subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company, including a release of claims against the Company and related persons and entities.

Steven B. Ketchum, Ph.D.

Pursuant to his Legacy Arrangement, in the event that Dr. Ketchum’s employment were terminated by the Company without cause, he would have been entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; and six months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Dr. Ketchum’s employment were terminated by the Company without cause or he resigned for good reason, in either case, within 24 months following a change of control, then he would have been entitled to severance as follows: continuation of base salary for 12 months; continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits would have been subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company, including a release of claims against the Company and related persons and entities.

Michael W. Kalb

Pursuant to his Legacy Arrangement, in the event that Mr. Kalb’s employment were terminated by the Company without cause, he would have been entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; and six months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, in the event that Mr. Kalb‘s employment were terminated without cause or he resigned for good reason, in either case, within 24 months following a change of control, he would have been entitled to severance as follows: continuation of base salary for 12 months; continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards. Receipt of the severance payments and benefits would have been subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company, including a release of claims against the Company and related persons and entities.

Aaron D. Berg

Pursuant to his Legacy Arrangement, in the event that Mr. Berg’s employment were terminated by the Company without cause, he would have been entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination; and six months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Berg’s employment were terminated by the Company without cause or he resigned for good reason, in either case, within 24 months following a change of control, then he would have been entitled to severance as follows: continuation of base salary for 12 months; continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Berg as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards. Receipt of the severance payments and benefits would have been subject to the execution and effectiveness of a separation agreement in a form acceptable to the Company, including a release of claims against the Company and related persons and entities.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers under the Legacy Arrangements assuming the named executive officer’s employment was terminated without cause or for good reason within 24 months following a change of control and such termination occurred on December 31, 2020, the last business day of fiscal year 2020.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	1,230,000	656,000	186,939	7,475,871	33,000	9,581,810
Joseph T. Kennedy	530,000	265,000	41,207	1,940,108	32,000	2,808,315
Steven B. Ketchum, Ph.D.	530,000	265,000	39,909	1,820,586	32,000	2,687,495
Michael W. Kalb	460,000	230,000	39,911	1,820,586	32,000	2,582,497
Aaron D. Berg	460,000	230,000	91,969	1,820,586	32,000	2,634,555

(1)

The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2020 ($4.89), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 31, 2020.

(2)

The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 31, 2020 ($4.89) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 31, 2020. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $4,768,728 for Mr. Thero, $1,307,586 for Mr. Kennedy, and $1,209,786 for each of Dr. Ketchum, Mr. Kalb, and Mr. Berg.

The table below shows the benefits potentially payable to each of our named executive officers under the Legacy Arrangements assuming the named executive officer’s employment was terminated by the Company without cause (and, in the case of Mr. Thero, he resigned for good reason) other than within twenty-four (24) months following change of control and assuming such termination occurred on December 31, 2020, the last business day of fiscal year 2020.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Time-Based RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	820,000	—	174,268	1,774,297	22,000	2,790,565
Joseph T. Kennedy	265,000	—	22,611	375,214	16,000	678,825
Steven B. Ketchum, Ph.D.	265,000	—	21,313	358,930	16,000	661,243
Michael W. Kalb	230,000	—	21,315	358,930	16,000	626,245
Aaron D. Berg	230,000	—	35,932	358,930	16,000	640,862

(1)

The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2020 ($4.89), multiplied by the number of shares that would have been accelerated upon termination.

(2)

The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 31, 2020 ($4.89) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

2021 Executive Severance and Change of Control Plan

Following the adoption of the Executive Severance and Change of Control Plan in 2021, in the event of a termination of a named executive officer’s employment by us without cause or by a named executive officer for good reason, in each case, during the 24-month period following a change of control and subject to the execution and effectiveness of a separation agreement including, among other things, a general release of claims in favor of Amarin, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance and Change of Control Plan:

•

Mr. Kennedy, Mr. Ketchum, Mr. Kalb and Mr. Berg shall be entitled to a lump sum cash payment equal to 1.5 times the sum of such his base salary plus his target annual performance bonus for the year in which termination occurs or, if higher, the target annual performance bonus in effect as of immediately prior to the change of control (the higher of such amounts, the “Target Bonus”), continuation of group health plan benefits for up to 18 months and accelerated vesting of all of his then-outstanding stock options, restricted stock units or other equity incentive awards (whether or not subject to time-based vesting) (“Outstanding Equity Awards”); and

•

Mr. Thero shall be entitled to continuation of his base salary for 24 months, a lump sum cash payment equal to 2.0 times his Target Bonus, continuation of group health plan benefits for up to 24 months and accelerated vesting of all of his Outstanding Equity Awards.

Absent a change of control, in the event that a named executive officer’s employment is terminated by us without cause (or, in the case of Mr. Thero, if the executive terminates employment for good reason), and subject to the execution and effectiveness of a separation agreement, our named executive officers are eligible for the following severance payments and benefits under the Executive Severance and Change of Control Plan:

•

Mr. Kennedy, Mr. Ketchum, Mr. Kalb and Mr. Berg shall be entitled to continuation of his base salary for 12 months, continuation of group health plan benefits for up to 12 months and six months of accelerated vesting of his Outstanding Equity Awards; and

•

Mr. Thero shall be entitled to continuation of his base salary for 18 months, an amount equal to 1.5 times his Target Bonus to be paid in substantially equal installments over the course of 18 months, continuation of group health plan benefits for up to 18 months and 12 months of accelerated vesting of his Outstanding Equity Awards.

The Executive Severance and Change of Control Plan also provides that if the named executive officer’s Legacy Arrangement contains a more favorable definition of a defined term in the Executive Severance and Change of Control Plan or provides for more favorable terms or provisions than provided under the Executive Severance and Change of Control Plan (including, without limitation, with respect to compensation, benefits or equity-related rights) then the more favorable definition, term or provision, or relevant combination thereof, shall be applicable for the benefit of the executive; provided, however, that in no event shall there be duplication of payments or benefits under the Executive Severance and Change of Control Plan and the executive’s Legacy Arrangements.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is John F. Thero.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the new required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2020 PEO to median employee pay ratio was approximately 150:1.

PEO 2020 Compensation	$17,915,671
Median Employee 2020 Compensation	$119,219
Ratio of PEO to Median Employee Compensation	150:1

We identified the median employee using annualized base salary for 2020, bonus(es) earned in 2020, and aggregate grant date fair values for equity awards granted in 2020 for all individuals who were employed by us on December 31, 2020, the last day of our fiscal year (whether employed on a full-time or part-time basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those permanent full-time or part-time employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

A substantial portion of the compensation included in this analysis is based on estimates. The above compensation summary is not probability-weighted regarding the likelihood of performance-based milestone achievement. Furthermore, as discussed above, the Black-Scholes option-pricing model is used to estimate the value of option awards. Under the Black-Scholes option-pricing model, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance, which can vary significantly from these historical variable assumption-based valuation estimates. The realized value of the long-term equity awards granted to the Company’s CEO and other employees in the future could be considerably more or less than these historical-based estimates as the future value of the Company’s ADSs cannot be accurately predicted by the Black-Scholes option-pricing model or by any model.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved an amended non-employee director compensation program effective December 10, 2012, as most recently amended in January 2020. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal year 2020 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	62,500

Annual Chairman Retainer Fees:*
Audit Committee Chairman	25,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	11,000

Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS Ordinary Shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on Nasdaq on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per Ordinary Share).

In addition, upon their initial appointment to the Board, non-employee directors receive equity awards with a grant date fair value of $540,000, split equally in value between option awards and restricted stock units. The option awards vest in full upon the one-year anniversary of the date of grant. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s Ordinary Shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $360,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards have a grant date, vesting schedule and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s 2020 Stock Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Stock Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On July 13, 2020, the Company awarded options representing the right to purchase 34,805 ordinary shares and 27,191 restricted stock units to each of Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. van Heek and Mr. Zakrzewski in connection with their service on the Board. The options vest in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2021 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the grant date or the annual general meeting of shareholders in such anniversary year, commencing in 2021. The total grant-date fair value of each of these awards is approximately $180,000, based on a closing price of $6.62 on Nasdaq of the ADSs representing the Company’s Ordinary Shares on the date of grant.

In addition, on July 13, 2020, the Company awarded an option to purchase 36,739 ordinary shares and 28,702 restricted stock units to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. The option vests in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2021 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year, commencing in 2021. The total grant-date fair value of each of these awards is approximately $190,000, based on a closing price of $6.62 on Nasdaq of the ADSs representing the Company’s Ordinary Shares on the date of grant.

Director Compensation Table

The following table shows the compensation paid in fiscal year 2020 to the Company’s non-employee directors;

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Other(4) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	190,007	190,005	971,183	1,451,195
Patrick J. O’Sullivan	85,500	180,004	180,002	—	445,506
Kristine Peterson	84,500	180,004	180,002	324,208	768,714
David Stack	82,500	180,004	180,002	437,402	879,908
Jan van Heek	97,500	180,004	180,002	392,748	850,254
Joseph S. Zakrzewski	67,500	180,004	180,002	—	427,506

(1)

The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(2)

The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2021.

(3)	The following table shows the amount of unexercised stock options, unvested stock unit awards and vested stock unit awards subject to deferred delivery as of December 31, 2020:

	Unexercised Unvested Stock Options	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Lars G. Ekman, M.D., Ph.D.	36,739	10,431	45,473	169,458
Patrick J. O’Sullivan	34,805	264,126	42,527	149,999
Kristine Peterson	34,805	175,626	42,527	149,999
David Stack	34,805	9,658	42,527	149,999
Jan van Heek	34,805	131,779	42,527	149,999
Joseph S. Zakrzewski	34,805	314,168	42,527	140,999

(4)

Consists of tax equalization payments paid during 2020 to reimburse non-employee directors for the difference between Ireland’s higher tax rates imposed on earnings resulting from stock option exercises in 2019 and the tax rates of the director’s home tax resident country to ensure that service to the Company is tax neutral for the non-employee directors. The amounts presented are gross amounts, inclusive of the amount of taxes payable.

Director Stock Ownership Guidelines

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares owned (including shares purchased on the open market or acquired upon the exercise of stock options) or issuable upon the settlement of vested DSUs. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by the Audit Committee of the Board of Directors,

Jan van Heek, Chairman

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the 2022 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 5, 2022, or otherwise as permitted by applicable law; provided, however, that if the 2022 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2021 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2022 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

The Company is registered in England & Wales and therefore subject to the Companies Act, which, together with our Articles of Association and the applicable rules and regulations of the SEC, governs the processes for shareholder proposals at the 2021 Annual Meeting. Under Section 338 of the Companies Act, in order for a shareholder proposal to be included in a notice of an annual general meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the annual general meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant annual general meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the annual general meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the annual general meeting must provide the Secretary of the Company with written notice of such nomination between seven and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with the following information between seven and 42 days prior to the date of such meeting: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 440 US Highway 22, Bridgewater, New Jersey 08807 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH ORDINARY SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

Appendix A

AMARIN CORPORATION PLC

AUDIT COMMITTEE TERMS OF REFERENCE

A. Purpose

1.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Amarin Corporation plc (the “Company”) to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.[1]

2.

The Committee shall assist the Board in overseeing (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the external auditors’ qualifications and independence; and (d) the performance of the Company’s internal audit function (if applicable) and external auditors.

B. Membership

1.	The Committee shall be composed of a chairman and at least 2 other members, each of whom shall be a member of and appointed by the Board.

2.

Each member of the Committee shall meet, or qualify for the exceptions from, the independence requirements of the rules of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Market-place Rules of NASD. If any member of the Committee serves pursuant to such exceptions, the Company shall disclose in its next annual report such member’s relationship to the Company and the basis for the Board’s determination to use such exceptions.[2]

3.	Each member of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.[3]

4.	At least one member of the Committee shall be an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission (the “Commission”).[4]

5.	No member of the Committee may have participated in the preparation of the financial statements of the Company or any of its current subsidiaries at any time during the past three years.[5]

6.	The Board shall appoint the Committee chairman. The chairman of the Board shall not be eligible to be appointed as chairman of the Committee.

7.	The Company Secretary or a nominee shall be the secretary of the Committee.

C. Meetings

1.	The Committee shall meet as often as it determines necessary and in any case on at least a quarterly basis.

2.	A meeting of the Committee may be called by any member of the Committee, by the chairman of the Board, by internal (if applicable) or external auditors or the chief financial officer of the Company.

[1]	See Nasdaq Rules 4350(d)(1)(C) and 4350(d)(2)(B).
[2]	See Nasdaq Rule 4350(d)(2)(B).
[3]	See Nasdaq Rule 4350(d)(2)(A)(iv).
[4]	See Nasdaq Rule 4350(d)(2)(A).
[5]	See Nasdaq Rule 4350(d)(2)(A)(iii).

3.

Notice of each meeting of the Committee confirming the venue, time and date together with an agenda of items to be discussed shall, unless otherwise agreed by all concerned, be forwarded to each member of the Committee not fewer than 3 working days prior to the date of the meeting.

4.	The quorum for meetings shall be two.

5.	In the absence of the Committee chairman and/or an appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

6.

The Committee shall conduct its business as it sees fit. The provisions of the Company’s articles of association regarding the proceedings of the directors shall apply equally to the proceedings of the Committee.

7.	The Committee may call upon the Chief Financial Officer, representatives at the external auditors or other officers and employees of the Company to attend and speak at meetings of the Committee.

8.

The Committee or its chairman shall regularly report to the Board regarding such matters as the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the relationship with and performance and independence of the external auditors and the performance of the internal audit function (if applicable).

9.	The secretary of the Committee shall keep appropriate records of all meetings of the Committee with appropriate minutes of the proceedings and resolutions made.

10.

Copies of the minutes of the meetings shall be circulated to all members of the Committee and to the chairman of the Board; any director may upon request to the secretary of the Committee, as long as there is no conflict of interest, obtain copies of the Committee’s agenda and minutes.

D. Duties

The Committee shall:

1.

be directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors (including resolution of disagreements between management and the external auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; the external auditors must report directly to the Committee;[6]

2.	set clear hiring policies for the employees or former employees of the external auditors;[7]

3.	consider and recommend to the Board the appointment of internal auditors (if applicable);

4.

pre-approve all audit services (and associated fees) as well as any permitted non-audit services (and associated fees), subject to the de minimus exception provided by the Exchange Act;[8] the Committee may delegate to one or more designated members the authority to grant such pre-approvals, provided that decisions of such member(s) are presented to the full Committee at its next scheduled meeting;[9]

5.

discuss with the external auditors such issues as compliance with accounting standards and any proposals which the external auditors have made vis-a-vis the Company’s auditing standards, as well as any audit problems or difficulties and management’s response;[10]

[6]	See Rule 10A-3(b)(2) under the Exchange Act.
[7]	See NYSE Rule 303A.07(c)(iii)(G).
[8]	See Section 10A(i)(1) of the Exchange Act.
[9]	See Section 10A(i)(3) of the Exchange Act.
[10]	See NYSE Rule 303A.07(c)(iii)(F).

6.

review the Company’s financial reporting and internal control (from 1 January 2007) procedures, including the adequacy of such controls and any special audit steps adopted in light of material control deficiencies;[11]

7.	review any reports released by the internal auditors (if applicable);

8.

review the management of financial matters, including analyses prepared by management and or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principle (“GAAP”) methods on the financial statements;[12]

9.	review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;[13]

10.

focus upon the independence and objectivity of the external auditors, including obtaining from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, engaging in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and taking, or recommending that the full Board take, appropriate action to oversee the independence of the external auditors;[14]

11.	review and evaluate the qualifications and performance of the external auditors;

12.	focus on the responsibilities, budget and staffing of the Company’s internal auditors (if applicable);

13.	review the consistency of accounting policies both on a year to year basis and across the Company/Group;

14.	review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;[15]

15.

review with management and the external auditors the Company’s annual financial statements where not reviewed by the Board as a whole; in the light of the above, make whatever recommendations to the Board which it deems appropriate (including whether the audited financial statements should be included in the Company’s annual report); and, if necessary or desirable, compile a report to shareholders to be included in the Company’s annual report and accounts;

16.

discuss the Company’s earnings press releases, including any use of “pro forma” or “adjusted” non- GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;[16]

17.	give due consideration to the requirements of the rules of any applicable stock exchange or association;

18.	be responsible for co-ordination of the internal (if applicable) and external auditors;

19.	ensure that the Head of Internal Audit (if applicable) and external auditors has the right of direct access to the chairman of the Committee;

20.

ensure that the chairman of the Committee or, in his absence, an appointed deputy attends the Company’s annual general meeting prepared to respond to any shareholder questions on the Committee’s report and activities;

[11]	See NYSE Rule 303A.07(c).
[12]	See NYSE Rule 303A.07(c).
[13]	See NYSE Rule 303A.07(c).
[14]	See Nasdaq Rule 4350(d)(1)(B).
[15]	See NYSE Rule 303A.07(c).
[16]	See NYSE Rule 303A.07(c).

21.

establish procedures for the receipt, retention and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;[17]

22.	review and recommend to the Board for approval all related party transactions to the extent required by applicable laws or stock exchange rules;[18]

23.	discuss policies with respect to risk assessment and risk management;[19]

24.	evaluate the Committee’s own performance on an annual basis; and

25.	review and reassess the adequacy of these Audit Committee Terms of Reference on an annual basis and recommend any proposed changes to the Board for approval.[20]

E. Authority

The Committee shall have the power and the right to:

1.	seek any necessary information it requires from any employee of the Company in order to fulfil its duties; and

2.	obtain outside legal and any other professional advice, at the Company’s expense, which might be necessary for the fulfilment of its duties.

F. Limitation of Committee’s Role

While the Committee has the duties and authority set forth in this Audit Committee Terms of Reference, the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the external auditors.

Approved December 15, 2009

[17]	See Section 10A(m)(4) of the Exchange Act and Rule 10A-(3)(b)(3) thereunder.
[18]	See Nasdaq Rule 4350(h).
[19]	See NYSE Rule 303A.07(c)(iii)(D).
[20]	See Nasdaq Rule 4350(d)(1).

Appendix B

Amarin Corporation plc

Nominating and Corporate Governance Committee Charter

I.	General Statement of Purpose

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) of Amarin Corporation plc (the “Company”) on behalf of the Board of Directors (the “Board”) is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of shareholders.

II.	Nominating Committee Composition

The number of individuals serving on the Nominating Committee shall be fixed by the Board from time to time but shall consist of no fewer than two members, each of whom shall satisfy the independence standards established pursuant to Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC.

The members of the Nominating Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time with or without cause. Resignation or removal of the Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from this committee. Vacancies occurring, for whatever reason, may be filled by the Board. The Board shall designate one member of the Nominating Committee to serve as Chairman of the Nominating Committee.

III.	Meetings

The Nominating Committee generally is to meet no less than two times per year in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, with any additional meetings as deemed necessary or appropriate by the Nominating Committee. A majority of the members of the Nominating Committee shall constitute a quorum for purposes of holding a meeting and the Nominating Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Nominating Committee may act by unanimous written consent.

Unless otherwise provided for in this Charter, the procedure for meetings of the Nominating Committee shall be governed by the provisions of the Company’s Articles of Association which regulate the meetings of the Board.

IV.	Nominating Committee Activities

The Nominating Committee’s purpose and responsibilities shall be to:

A.	Review of Charter

•	Review and reassess the adequacy of this Charter annually and submit any proposed changes to the Board for approval.

B.	Annual Performance Evaluation of the Nominating Committee

•	Perform an annual performance evaluation of the Nominating Committee and report to the Board on the results of such evaluation.

C.	Selection of New Directors

•

Recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee- recommended nominee, and a description of any specific qualities or skills that the Nominating Committee believes are necessary for one or more of the Company’s directors to possess, and annually reassess the adequacy of such criteria and submit any proposed changes to the Board for approval. The current criteria for Board membership are attached to this Charter as Exhibit A.

•

Establish a policy with regard to the consideration of director candidates recommended by shareholders. The current policy is that the Nominating Committee will review and consider any director candidates who have been recommended by shareholders in compliance with the procedures established from time to time by the Nominating Committee and set forth in this Charter.

•

Establish procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee. The current procedures to be followed by shareholders are set forth below:

1.

All shareholder recommendations for director candidates must be submitted to the Secretary of the Company at the principal executive offices of the Company, who will forward all recommendations to the Nominating Committee.

2.

All shareholder recommendations for director candidates must be submitted to the Company not less than 120 calendar days prior to the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

3.	All shareholder recommendations for director candidates must include the following information:

a.	The name and address of record of the shareholder.

b.

A representation that the shareholder is a record holder of the Company’s securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934.

c.

The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d.

A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in this Charter.

e.	A description of all arrangements or understandings between the shareholder and the proposed director candidate.

f.

The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of shareholders and (ii) to serve as a director if elected at such annual meeting.

g.

Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission, if then required.

•

Establish a process for identifying and evaluating nominees for the Board, including nominees recommended by shareholders. The current process for identifying and evaluating nominees for the Board is as follows:

1.

The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate.

2.	The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.

3.	The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

4.

In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

•

Upon identifying individuals qualified to become members of the Board, consistent with the minimum qualifications and other criteria approved by the Board from time to time, recommend that the Board select the director nominees for election at each annual meeting of shareholders; provided that, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Nominating Committee.

•	Recommend that the Board select the directors for appointment to committees of the Board.

•

Review all shareholder nominations and proposals submitted to the Company (including any director nominations made by shareholders pursuant to Rule 14a- 11 (or any successor rule) under the Securities Exchange Act of 1934, as amended, or otherwise, and any proposal relating to the procedures for making nominations or electing directors), determine whether the nomination or proposal was submitted in a timely manner and, in the case of a director nomination, whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to the Board appropriate action on each such nomination or proposal.

D. Corporate	Governance Guidelines

•	Review and reassess the adequacy of the Corporate Governance Guidelines annually and recommend any proposed changes to the Board for approval.

E. Evaluation	of Board of Directors and Management

•	Oversee annual evaluation of the Board and its committees and the Company’s management for the prior fiscal year.

F. Matters	Relating to Retention and Termination of Search Firms to Identify Director Candidates

•

At the Nominating Committee’s option, retain and terminate any search firm to assist in identifying director candidates. The Nominating Committee shall also have authority to approve any such search firm’s fees and other retention terms.

V. General

•

The Nominating Committee may establish and delegate authority to subcommittees consisting of one or more of its members, when the Nominating Committee deems it appropriate to do so in order to carry out its responsibilities.

•	The Nominating Committee shall make regular reports to the Board concerning areas of the Nominating Committee’s responsibility.

•

In carrying out its responsibilities, the Nominating Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Nominating Committee may consult. The Nominating Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Nominating Committee or meet with any members of or advisors to the Nominating Committee. The Nominating Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities and shall have sole authority to approve any such advisor’s fees and other retention terms.

•	The Nominating Committee may perform such other functions as may be requested by the Board from time to time.

ADOPTED:    October 7, 2013

EXHIBIT A

Board Membership Criteria

The Nominating Committee believes that it is in the best interests of the Company and its shareholders to obtain highly qualified individuals to serve on the Board.

At a minimum, the Nominating Committee must be satisfied that each Nominating Committee-recommended nominee meets the following minimum qualifications:

x	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

x	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.

x	The nominee shall be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards.

x	The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

x	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee shall recommend that the Board select persons for nomination to help ensure that:

x	A majority of the Board shall be “independent” in accordance with the standards established pursuant to Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market LLC.

x	Each of its Audit, Remuneration and Nominating Committees shall be comprised entirely of independent directors.

x

At least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee may consider the following factors when recommending that the Board select persons for nomination:

x	Whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates.

x	Whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Approved October 7, 2013

Appendix C

AMARIN CORPORATION PLC

REMUNERATION COMMITTEE TERMS OF REFERENCE

A. Membership

1.	The Committee shall comprise of a chairman and at least 2 other members, each of whom shall be a member of and appointed by the Board.

2.

The members of the Committee shall be non-executive directors who are independent of management and free from any business or other relationship which could interfere with the exercise of their independent judgement; and subject to any applicable exceptions, each member of the Committee shall also satisfy the independence standards established pursuant to Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

3.	The Board shall appoint the Committee chairman. In the absence of the Committee chairman and/or an appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

4.	The Company Secretary or a nominee shall act as the secretary of the Committee.

B. Meetings

1.	The Committee shall meet formally at least twice a year.

2.	A meeting of the Committee may be called by any member of the Committee or by the Secretary.

3.	The quorum for meetings shall be two.

4.

Notice of each meeting of the Committee, confirming the venue, time and date, and enclosing an agenda of items to be discussed shall, unless otherwise agreed by all concerned, be forwarded to each member of the Committee not fewer than 3 working days prior to the date of the meeting.

5.

The chief executive and the Company Secretary shall have the right to attend and speak at meetings of the Committee; others may be called upon or shall be able to speak by prior arrangement with the chairman of the Committee.

6.	In the absence of the Committee chairman or any appointed deputy, the remaining members present shall elect one of their number to chair the meeting.

7.	The Secretary shall keep appropriate records of all meetings of the Committee as well as minutes of the proceedings and all decisions made.

8.	No Committee attendee shall participate in any discussion or decision on their own remuneration, fees or terms or conditions of service.

C. Duties

The Committee shall:

1.

determine and agree with the Board the framework or broad policy for the remuneration of the Company’s or Group’s chief executive, the chairman of the Company and such other members of the executive management as it is designated to consider. The remuneration of non-executive directors shall be a matter for the Board excluding non-executive directors;

2.

in determining such policy, take into account factors which it deems necessary or appropriate. The objective of such policy shall be to ensure that members of the executive management of the company are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of the company;

3.	determine targets for any performance related pay schemes operated by the Company for which senior executives are eligible;

4.	within the terms of the agreed policy, determine the total individual remuneration packages of each executive director including, where appropriate, bonuses, incentive payments and share options;

5.	determine the policy for and scope of pension arrangements, service agreements for the executive management team, termination payments and compensation commitments;

6.

in determining such packages and arrangements, give due regard to the comments and recommendations of any applicable codes of practice, the rules of any applicable stock exchange, and any legal requirements applicable to such determination;

7.	oversee any major changes in employee benefit structures throughout the Company or Group;

8.	vet and authorise the reimbursement of any claims for expenses from the chief executive and chairman of the Company in excess of £10,000;

9.	ensure that provisions regarding disclosure of remuneration for the purposes of the rules and regulation of any applicable stock exchange are complied with;

10.	review the annual report of the Board’s remuneration policy which will form part of the Company’s annual report and accounts;

11.

consider each year whether circumstances are such that the shareholders at the AGM should be invited to approve the remuneration policy which has been set out in the Company’s annual report and Accounts;

12.	ensure that the chairman of the Committee or, in his absence, an appointed deputy attends the company’s AGM to answer shareholders’ questions about directors’ remuneration.

D. Authority

The Committee is authorized, on behalf of the Board, to do any of the following, as the Committee deems necessary or appropriate in its discretion:

1.	Seek any information it requires from any employee of the Company in order to perform its duties.

2.	Retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; provided that:

a.

The Committee is authorized to, and must, have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee and the Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser; and

b.

Before any compensation consultant, legal counsel or other adviser (other than (1) in-house legal counsel or (2) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K under the U.S. Securities Act of 1933, as amended: (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant, legal counsel or other adviser and about which the compensation consultant, legal counsel or other adviser does not provide advice) is selected by, or provides advice to, the Committee, the Committee shall take into consideration the following factors:

i.	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

ii.

The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

iii.	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

iv.	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

v.	Any shares of the Company owned by the compensation consultant, legal counsel or other adviser; and

vi.	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Approved October 7/8, 2013

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at the Dublin offices of Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland at 2:00 p.m. on June 14, 2021.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 2:00 p.m. on June 14, 2021 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	Ordinary resolution to re-elect Mr. Patrick O’Sullivan as a director.
2.	Ordinary resolution to re-elect Mr. David Stack as a director.
3.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”
4.

Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration.

Dated this                                               2021

Signature(s)

Notes:

1.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.

The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.

To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 14:00 p.m. on June 10, 2021.

6.

A proxy need not be the Chairman of the meeting. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else to act as your proxy, you may strike out the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint to act as your proxy in the space provided. All amendments to this form must be initialed. If you sign and return this form with no name inserted in the space provided, the Chairman of the meeting will be deemed to be your proxy. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares. A proxy need not be a member of the Company but must attend the meeting. Where someone other than the Chairman is appointed as a proxy, the member appointing him/her is responsible for ensuring that they attend the meeting and are aware of his/her voting intentions. If a member wishes his/her proxy to speak on his/her behalf at the meeting, he/she will need to appoint someone other than the Chairman and give his/her instructions directly to them. Due to the public health considerations that led to compulsory measures published to address the spread of the coronavirus (COVID-19) (the “Stay at Home Measures”), in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting and a person other than the Chairman may not be allowed to attend the meeting in person. Accordingly, you are encouraged to appoint the Chairman of the meeting as your proxy.

7.

In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.

Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated. However, due to the public health considerations that led to the Stay at Home Measures, in-person attendance by shareholders and the general public will not be permitted at the Annual General Meeting. To ensure your vote is counted on the proposed resolutions, shareholders are strongly encouraged to appoint the Chairman of the meeting as your proxy through the process described above.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA